Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-262326

Prospectus Supplement No. 4
(To Prospectus dated April 27, 2022)

Virgin Orbit Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-262326). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Quarterly Report on Form 10-Q (the “Quarterly Report”), filed with the Securities and Exchange Commission (“SEC”) on November 8, 2022. Accordingly, we have attached the Quarterly Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Virgin Orbit Holdings, Inc.’s common stock and warrants are listed on The Nasdaq Stock Market LLC under the symbols “VORB” and “VORBW.” On November 7, 2022, the closing price of our common stock was $2.92 and the closing price of our warrants was $0.28.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarter ended September 30, 2022
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For transition period from         to
Commission File Number 001-40267

Virgin Orbit Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-1576914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4022 E. Conant St.
Long Beach, CA	90808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (562) 388-4400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VORB	The Nasdaq Stock Market LLC
Warrants to purchase common stock, $0.0001 par value per share	VORBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☐

As of November 4, 2022, there were 337,014,284 shares of the registrant's common stock, par value $0.0001 per share, issued and outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” We intend such forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this Quarterly Report on Form 10-Q may be forward-looking statements, including statements regarding our future results of operations and financial position, capital requirements and ability obtain adequate financing, business strategy, growth of the space market, our planned commercial launches, the expansion of our portfolio of space offerings, our research and development costs and timing and likelihood of success of the plans and objectives of management for future operations. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may” or “should” or, in each case, their negative or other variations or comparable terminology. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified in Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II. Item 1A “Risk Factors.” These risks and uncertainties include, but are not limited to:

•our need for additional financing to expand our operations and grow our business;
•our ability to obtain necessary capital when needed on acceptable terms or at all;
•our ability to continue as a going concern and to access sufficient sources of capital to finance operations and growth;
•our ability to effectively market and sell our launch services;
•our ability to maintain an effective system of internal controls over financial reporting;
•our ability to grow market share in our existing markets or any new markets we may enter;
•our ability to respond to general economic conditions;
•our ability to manage our growth effectively;
•our ability to convert our contracted revenue or potential contracts into actual revenue;
•our ability to achieve and maintain profitability in the future;
•our ability to maintain and enhance our products and brand, and to attract customers; and
•our ability to execute our business model, including market acceptance of our planned products and services and achieve sufficient production volumes at acceptable quality levels and prices; the success of strategic relationships with third parties.

The foregoing list of factors is not exhaustive. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

You should carefully consider the foregoing factors and the other risks and uncertainties described in Part II. Item 1A. “Risk Factors” of this Quarterly Report on Form 10-Q and the documents we reference herein. The forward-looking statements contained in this Quarterly Report on Form 10-Q are based on current expectations and beliefs concerning future developments and their potential effects on us and our business. We qualify all of our forward-looking statements through these cautionary statements. There can be no assurance that future developments affecting us will be those that we have anticipated. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTOR SUMMARY

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this Quarterly Report. These risks include the following:

•We will require additional financing to expand our operations and grow our business, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our research and development, operations or commercialization efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

•Our losses from operations and liquidity conditions raise substantial doubt regarding our ability to continue as a going concern.

•The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small low Earth orbit (“LEO”) satellites, our national security and defense services and space solutions, and to convert contracted revenues and our pipeline of potential contracts into actual revenues.

•The market for launch services for small LEO satellites and space solutions is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

•Our ability to grow our business depends on the successful operation and performance of our launch systems and related technology and our ability to introduce new enhancements or services in a timely manner, which are subject to many uncertainties, some of which are beyond our control.

•We may not be able to convert our contracted revenue or potential contracts into actual revenue.

•We routinely conduct hazardous operations when testing and launching our rockets, which could result in damage to property or persons. Unsatisfactory performance or failure of our rockets and related technology at launch or during operations could reduce customer confidence and have a material adverse effect on our business, financial condition and results of operations.

•If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our rockets at a quantity and quality that our customers demand, our ability to grow our business may suffer.

•We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

•If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements.
VIRGIN ORBIT HOLDINGS, INC.
Condensed Consolidated Balance Sheets
As of September 30, 2022 and December 31, 2021
(In thousands, except per share data)

	As of
	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$71,194	$194,154
Restricted cash	—	828
Accounts receivable, net	1,977	2,080
Inventory	69,229	33,927
Prepaid expenses and other current assets	12,708	7,789
Total current assets	155,108	238,778
Property, plant and equipment, net	69,840	61,425
Right-of-use assets	13,312	14,685
Investments	4,338	13,498
Other noncurrent assets	380	3,354
Total assets	$242,978	$331,740

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,728	$10,334
Current portion of lease obligation	1,455	1,642
Current portion of provision for contract losses	8,054	—
Accrued liabilities and other current liabilities	25,094	23,832
Deferred revenue	17,927	12,150
Total current liabilities	72,258	47,958
Lease obligation, net of current portion	12,800	14,078
Deferred revenue, net of current portion	9,165	28,991
Convertible note	44,147	—
Public and private placement warrant liabilities	4,326	20,188
Provision for contract losses, net of current portion and other long-term liabilities	10,795	7,555
Total liabilities	153,491	118,770
Commitments and contingencies (Note 17)
Stockholders’ equity
Preferred stock, $0.0001 par value, 25,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 2,000,000,000 shares authorized; 336,145,621 and 334,919,914 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.	36	34
Additional paid-in capital	1,049,533	1,033,393
Accumulated deficit	(959,959)	(820,454)
Accumulated other comprehensive loss	(123)	(3)
Total stockholders’ equity	89,487	212,970

Total liabilities and stockholders’ equity	$242,978	$331,740
The accompanying notes are an integral part of the condensed consolidated financial statements.

VIRGIN ORBIT HOLDINGS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenue	$30,907	$2	$33,023	$7,230
Cost of revenue	40,396	8,697	61,264	25,370
Gross loss	(9,489)	(8,695)	(28,241)	(18,140)
Selling, general and administrative expenses	30,745	27,163	91,016	67,126
Research and development expenses	10,263	9,035	30,201	38,482
Operating loss	(50,497)	(44,893)	(149,458)	(123,748)
Other income, net:
Change in fair value of equity investments	(340)	4,852	(9,160)	4,852
Change in fair value of liability classified warrants	4,182	—	15,862	—
Change in fair value of convertible note	3,153	—	3,153	—
Interest expense, net	(508)	(6)	(588)	(19)
Other income	367	1,457	690	3,352
Total other income, net:	6,854	6,303	9,957	8,185
Loss before income taxes	(43,643)	(38,590)	(139,501)	(115,563)
Provision for income taxes	—	—	4	—
Net loss	(43,643)	(38,590)	(139,505)	(115,563)

Other comprehensive loss
Foreign currency translation adjustment	(31)	(82)	(120)	(102)
Total comprehensive loss	$(43,674)	$(38,672)	$(139,625)	$(115,665)

Net loss per share:
Basic and diluted	$(0.13)	$(0.13)	$(0.42)	$(0.41)

Weighted average shares outstanding
Basic and diluted	335,416,139	294,124,548	335,101,146	283,496,703
The accompanying notes are an integral part of the condensed consolidated financial statements.

VIRGIN ORBIT HOLDINGS, INC.
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the Three and Nine Months Ended September 30, 2021
(In thousands, except per share data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated other comprehensive income (loss)	Accumulated Deficit	Total
	Share	Par Value
Balance as of December 31, 2020	266,619,585	$27	$463,380	$134	$(663,163)	$(199,622)
Net loss	—	—	—	—	(32,325)	(32,325)
Stock-based compensation	—	—	1,421	—	—	1,421
Exercise of stock options	2,789	—	21	—	—	21
Advances to stock option holders	—	—	18	—	—	18
Other comprehensive loss	—	—	—	(33)	—	(33)
Issuance of common stock due to Parent Company contributions	12,646,392	1	46,140	—	—	46,141
Conversion of long-term debt due to Parent Company to Parent Company non-cash contributions	—	—	235,108	—	—	235,108
Balance as of March 31, 2021	279,268,766	$28	$746,088	$101	$(695,488)	$50,729
Net loss	—	—	—	—	(44,648)	(44,648)
Stock-based compensation	—	—	1,327	—	—	1,327
Exercise of stock options	195,594	—	758	—	—	758
Advances to stock option holders	—	—	—	—	—	—
Other comprehensive income	—	—	—	13	—	13
Issuance of common stock due to Parent Company contributions	9,030,759	1	39,797	—	—	39,798
Balance as of June 30, 2021	288,495,119	$29	$787,970	$114	$(740,136)	$47,977
Net loss	—	—	—	—	(38,590)	(38,590)
Stock-based compensation	—	—	5,560	—	—	5,560
Exercise of stock options	245,190	—	954	—	—	954
Advances to stock option holders	—	—	—	—	—	—
Other comprehensive income	—	—	—	(82)	—	(82)
Issuance of common stock due to Parent Company contributions	9,819,708	1	51,201	—	—	51,202
Reverse recapitalization, net of transaction costs	—	—	—	—	—	—
Balance as of September 30, 2021	298,560,017	$30	$845,685	$32	$(778,726)	$67,021

VIRGIN ORBIT HOLDINGS, INC.
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the Three and Nine Months Ended September 30, 2022
(In thousands, except per share data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated other comprehensive loss	Accumulated Deficit	Total
	Share	Par Value
Balance as of December 31, 2021	334,919,914	$34	$1,033,393	$(3)	$(820,454)	$212,970
Net loss	—	—	—	—	(62,570)	(62,570)
Stock-based compensation	—	—	3,814	—	—	3,814
Other comprehensive loss	—	—	—	(61)	—	(61)
Balance as of March 31, 2022	334,919,914	$34	$1,037,207	$(64)	$(883,024)	$154,153
Net loss	—	—	—	—	(33,292)	(33,292)
Stock-based compensation	—	—	2,633	—	—	2,633
Exercise of stock options	182,609	2	649	—	—	651
Other comprehensive loss	—	—	—	(28)	—	(28)
Balance as of June 30, 2022	335,102,523	$36	$1,040,489	$(92)	$(916,316)	$124,117
Net loss	—	—	—	—	(43,643)	(43,643)
Stock-based compensation	—	—	5,508	—	—	5,508
Exercise of stock options	211,742	—	803	—	—	803
Issuance of common stock due to Convertible Note conversion	831,356	—	2,733	—	—	2,733
Other comprehensive loss	—	—	—	(31)	—	(31)
Balance as of September 30, 2022	336,145,621	$36	$1,049,533	$(123)	$(959,959)	$89,487
The accompanying notes are an integral part of the condensed consolidated financial statements.

VIRGIN ORBIT HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2022 and 2021
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(139,505)	$(115,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	11,954	8,308
Depreciation and amortization	9,646	10,783
Inventory write-down	298	1,569
Gain on sale of fixed asset disposal	(90)	—
Write-off of right-of-use assets	70	—
Non-cash investment in Sky and Space	—	(1,706)
Change in fair value of equity investments	9,160	(4,852)
Change in fair value of liability classified warrants	(15,862)	—
Change in fair value of convertible note	(3,153)	—

Changes in operating assets and liabilities:
Accounts receivable	103	2,035
Inventory	(24,305)	(24,345)
Prepaid expenses and other current assets	(4,888)	(5,267)
Deferred transaction costs	—	(230)
Other noncurrent assets	2,977	78
Due to related party, net	(74)	(83)
Accounts payable	9,391	5,127
Other long-term liabilities	(966)	(727)
Accrued liabilities	1,335	1,608
Deferred revenue	(14,049)	11,681
Other, net	(33)	(110)
Net cash used in operating activities	(157,991)	(111,694)

Cash flows from investing activities:
Purchase of property and equipment	(17,115)	(16,791)
Purchase of investment in Arqit	—	(5,000)
Proceeds from sale of property and equipment	90	—
Net cash used in investing activities	(17,025)	(21,791)

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIRGIN ORBIT HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (continued)
Nine Months Ended September 30, 2022 and 2021
(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from financing activities:
Payments of finance lease obligations	(227)	(187)
Proceeds from the exercise of stock options	1,455	1,733
Advances to stock option holders	—	18
Parent Company contributions	—	137,141
Proceeds from convertible note	50,000	—
Net cash provided by financing activities	51,228	138,705
Net (decrease) increase in cash and cash equivalents and restricted cash	(123,788)	5,220
Cash and cash equivalents and restricted cash at the beginning of the period	194,982	26,786
Cash and cash equivalents and restricted cash at the end of the period	$71,194	$32,006

Cash and cash equivalents	$71,194	$31,178
Restricted cash	—	828
Cash and cash equivalents and restricted cash	$71,194	$32,006

Supplemental disclosures
Schedule for non-cash investing activities and financing activities
Conversion of long-term debt due to Parent Company non-cash contributions	$—	$235,108
Deferred transaction costs in accounts payable and accrued liabilities	$—	$6,070
Unpaid property, plant and equipment received	$78	$105

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
a
(1)Organization and Business Operations

Virgin Orbit Holdings, Inc. (“Virgin Orbit”) and, together with, its wholly owned subsidiaries (the “Company,” “we,” “us” or “our”) are focused on the development, manufacture and related technologies of rockets for the purpose of conducting launch operations to place payloads into orbit. The Company is a vertically integrated aerospace company that provides customers with dedicated and rideshare small-satellite launch capabilities for various industries including government, research and education. We develop and manufacture our launch technology from a vertically-integrated manufacturing facility in Long Beach, California, with a testing facility in Mojave, California. As of the date of this Quarterly Report on Form 10-Q, we have successfully completed a total of four orbital launches since 2021, which we believe demonstrates the efficacy of our launch system. With the four completed orbital launches, we have delivered 33 satellites for commercial, civil and national security and defense customers to their desired orbits with high precision. Through our proprietary mobile launch system, we offer greater and more predictable access to space, enabling our vision of using space to drive positive and lasting change on Earth. The Company plans to conduct future commercial launches from other locations, including Cornwall in the UK later this year.

Since our founding in 2017, we have invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows us to serve a broad array of applications and markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small-satellite ground launch providers.

The Business Combination

The registrant was initially formed on January 11, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The registrant was formed as NextGen Acquisition Corp. II (“NextGen”) and, at the time of the consummation of the transactions described in the following paragraph (the “Business Combination”), NextGen changed its name to Virgin Orbit Holdings, Inc.

On August 22, 2021, the registrant entered into a merger agreement (the “Merger Agreement”) with Pulsar Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the registrant (“Pulsar Merger Sub”), and Vieco USA, Inc. (“Vieco USA”). On December 29, 2021, as contemplated by the Merger Agreement and following approval by the registrant’s shareholders at an extraordinary general meeting held December 28, 2021, the registrant filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the registrant was domesticated and continues as a Delaware corporation, changing its name to “Virgin Orbit Holdings, Inc.” (the “Domestication”). Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands (“VIL”), is the holder of a majority of our outstanding common stock.

Upon the closing of the Business Combination (the “Transaction Close” or the “Closing”), holders of all issued and outstanding Vieco USA common stock received a total of 303,320,884 shares of common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of approximately 1.250301 (the “Exchange Ratio”) and all holders of issued and outstanding Vieco USA options received options to purchase shares of Virgin Orbit (“Virgin Orbit Options”), covering 10,704,645 shares of common stock after giving effect to the Exchange Ratio.

The Business Combination was accounted for as a reverse recapitalization in accordance with ASC 805, Business Combinations. Under this method of accounting, NextGen was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit represented a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing shares for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen are stated historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Vieco USA in future reports of Virgin Orbit.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

In accordance with guidance applicable to these circumstances, the equity structure has been recast in all comparative periods up to the Closing to reflect the number of shares of Virgin Orbit’s common stock, $0.0001 par value per share, issued to Virgin Orbit’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Vieco USA common stock Vieco USA Options prior to the Business Combination have been retroactively recast as shares reflecting the Exchange Ratio.

Virgin Orbit common stock and warrants commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “VORB” and “VORBW,” respectively, on December 29, 2021.

Liquidity and Going Concern

The accompanying unaudited condensed consolidated interim financial statements have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these unaudited condensed consolidated interim financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the condensed consolidated financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company has not generated positive cash flows from operations or sufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally, and may not be able to raise sufficient capital to do so. We have incurred significant losses since our inception and had an accumulated deficit of $960.0 million as of September 30, 2022. In June 2022, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which we sold a convertible debenture and raised gross proceeds of $50.0 million, as discussed in Note 11. Convertible Note. Our cash and cash equivalents were $71.2 million and $194.2 million as of September 30, 2022 and December 31, 2021, respectively.

Pursuant to the requirements of ASC Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, our management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the unaudited condensed consolidated interim financial statements included in this Quarterly Report on Form 10-Q are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within our control as of the date the unaudited condensed consolidated interim financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the unaudited condensed consolidated interim financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated interim financial statements are issued. In connection with the Company’s assessment of going concern considerations, management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate within 12 months. The condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Management’s plans to mitigate an expected shortfall of capital to support future operations include expanding commercial operations, raising additional funds through borrowings or additional sales of securities or other sources, and managing our working capital. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to the Company or whether the Company will become profitable and generate positive operating cash flow. If the Company is unable to raise substantial additional

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

capital, operations and production plans may be scaled back or curtailed. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
COVID-19 Pandemic
The COVID-19 pandemic continues to directly and indirectly impact the Company’s business, results of operations and financial condition, including revenue, expenses, reserves and allowances. The Company continues to monitor developments that are highly uncertain, including supply chain disruptions and price increases, as well as the economic impact on domestic and international suppliers, customers, and markets. The Company assessed certain accounting matters that require consideration of forecasted financial information, including, but not limited to, its current expected credit losses, the carrying value of the Company's intangible assets and other long-lived assets, and valuation allowances in context with the information reasonably available to the Company and the unknown future impacts of COVID-19 as of September 30, 2022 and through the date of this report. As a result of these assessments, there were no impairments or material increases in expected credit losses or valuation allowances that impacted the Company's condensed financial statements as of and for the three and nine months ended September 30, 2022 and 2021. However, the Company's future assessment of the magnitude and duration of COVID-19, as well as other factors, could result in material impacts to the condensed financial statements in future reporting periods.
(2)Summary of Significant Accounting Policies
(a)Basis of Presentation
These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission. All intercompany transactions and balances between the various legal entities comprising the Company have been eliminated in consolidation. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2022, or for any other interim period or for any other future year.
(b)Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
(c)Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the condensed consolidated financial statements include, but are not limited to, useful lives of property, plant and equipment, net, leases, income taxes including deferred tax assets and liabilities and impairment valuation, assumptions included in the valuation of the stock-based awards, assumptions included in the valuation of the Company’s common stock, contingencies, warrants, convertible note, and contract losses for cost estimates-to-complete.

(d)Revenue
The Company recognizes revenue when control of the promised goods and services is transferred to our customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. The Company’s launch service revenue contracts have been fixed-price contracts. To the extent actual costs vary from the cost upon which the price was negotiated, the Company will generate variable levels of profit or could incur a loss.
For promised goods, revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.
Launch Related Services

Small-satellite launch operations revenue is recognized for providing customer launch services. The Company’s launch service contracts generally consisting of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. When the Company determines it is probable that costs to provide the services stipulated by the launch services agreement will exceed the allocated fixed price for each launch, the Company records a provision for the contract loss. Contract losses are recorded at the contract level and are recognized when known. To the extent the contract loss provision is less than the accumulated costs to fulfill the contracts, the Company records the provision net of inventory and net of contract assets in the condensed consolidated balance sheets. Launch service revenue was $30.9 million and $0.0 million for the three months ended September 30, 2022 and 2021, respectively, and $32.7 million and $6.0 million for the nine months ended September 30, 2022 and 2021, respectively.
Engineering Services

Engineering services revenue contracts obligate the Company to provide primarily research and studies services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the “as-invoiced” practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer. Engineering services revenue was $0.0 million and $0.0 million for the three months ended September 30, 2022 and 2021, respectively, and $0.3 million and $1.2 million for the nine months ended September 30, 2022 and 2021, respectively.
Contract Balances
Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. Amounts are generally billed as work progresses in accordance with agreed-upon milestones. The Company records accounts receivable when it has an unconditional right to consideration. Contract assets are classified as current if the invoice will be delivered to the customer within the succeeding 12-month period with the remaining recorded as long-term.
In addition, the Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered.
The Company began capitalizing contract costs associated with specific launch services contracts with customers as the Company determined technological feasibility was reached upon the Company’s successful demo launch in January 2021. As of September 30, 2022 and December 31, 2021, the Company recorded $0.5 million and $3.1 million, respectively, of contract assets, included in prepaid expenses and other current assets in the condensed consolidated balance sheets.
The Company has not incurred incremental costs for obtaining our contracts with customers.

Contract liabilities primarily relate to small-satellite launch operations and are recorded when cash payments are received or due in advance of performance. Cash payments for small-satellite launch services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become non-refundable. Customer deposits become non-refundable and are recorded as non-current deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. Non-current deferred revenue was $9.2 million and $29.0 million as of September 30, 2022 and December 31, 2021, respectively. Current deferred revenue was $17.9 million and $12.2 million as of September 30, 2022 and December 31, 2021, respectively.
Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

These individual contract assets and liabilities are reported in a net position on a contract-by-contract basis on the condensed consolidated balance sheets at the end of each reporting period.
Remaining Performance Obligations
Remaining performance obligations are committed and represent non-cancellable contracted revenue that has not yet been recognized and will be recognized as revenue in future periods. Some contracts allow customers to cancel the contracts without a significant penalty if the Company’s launches are delayed beyond a specified period or if the Company does not achieve certain milestones, and the cancellable amount of contract value is not included in the remaining performance obligations.
As of September 30, 2022, the Company has multiple launch and engineering service revenue contracts for which it expects to transfer all remaining performance obligations to the customer by the fiscal year ending December 31, 2027. The Company does not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which it has the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations.
(e)Cost of Revenue

Cost of revenue related to launch services and engineering services consists of expenses related to materials and human capital, such as payroll and benefits. As the Company determined technological feasibility was reached upon the Company’s successful demo launch in January 2021, the Company began capitalizing costs for the production of the Company’s rockets, and has subsequently charged to cost of revenue the cost for rocket manufacturing including materials, labor and related mission launch costs including fuel, payroll and benefits for our launch and flight operations as well as the depreciation of the Company’s uniquely portable and reusable launch stage, Cosmic Girl (“Cosmic Girl”), facilities and equipment and other allocated overhead expenses. The costs of revenue were $40.4 million and $8.7 million for the three months ended September 30, 2022 and September 30, 2021, respectively. The costs of revenue were $61.3 million and $25.4 million for the nine months ended September 30, 2022 and September 30, 2021, respectively.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

(f)Warrant Liability

The Company accounts for the warrants assumed in connection with the Business Combination in accordance with the guidance contained in ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the condensed consolidated statements of operations and comprehensive loss.
(g)Convertible Note
The Company elected to early adopt Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The Company has elected to apply the fair value option to the convertible note on the date that the Company first recognizes the convertible note on June 29, 2022. The Company acknowledges that its election to apply the fair value option is irrevocable. The Company recognized costs incurred upon issuance of the convertible note as an expense in its consolidated income statement for the nine months ended September 30, 2022. The convertible note will be classified and presented as a long-term liability on the Consolidated Balance Sheet as of September 30, 2022. Changes in fair value will be recorded in the statements of operations and changes in fair value related to credit risk will be recorded in other comprehensive loss.
(h)Other Summary of Significant Accounting Policies

There have been no other significant changes from the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 31, 2022, as amended (the “2021 Annual Report on Form 10-K”).
The interim financial information is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s 2021 Annual Report on Form 10-K. Interim results are not necessarily indicative of the results for a full year.
(3)Recently Issued and Adopted Accounting Pronouncements
Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”), in the form of Accounting Standards Updates (“ASU”).
Section 102(b)(1) of the JOBS Act allows emerging growth companies to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. As an emerging growth company, the Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of another public company which is not an emerging growth company or an emerging growth which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible note instruments by removing the separation models for: (1) convertible note with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023 for smaller reporting companies, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Consolidated Financial Statements

Issued Accounting Standard Updates Not Yet Adopted

In May 2021, the FASB issued ASU 2021-04, Earning Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40), which clarified and reduced diversity in an issuer's accounting for modifications of exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. This update is effective for all entities for fiscal years beginning after December 15, 2021. The Company is currently assessing the potential impact of ASU 2021-04 to our condensed consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for revenue contracts acquired in business combinations. This update is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and all other entities for fiscal years beginning after December 15, 2023. The Company is currently assessing the potential impact of ASU 2021-08 to our condensed consolidated financial statements.

In September 2022, the FASB issued ASU No. 2022-04, "Liabilities-Supplier Finance Programs (Subtopic 405-50)." This standard requires disclosure of the key terms of outstanding supplier finance programs and a rollforward of the related obligations. The new standard does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The ASU becomes effective January 1, 2023, except for the rollforward requirement, which becomes effective January 1, 2024. The Company is currently assessing the potential impact of ASU 2022-04 to our condensed consolidated financial statements.
(4)Related Party Transactions

The Company licenses our brand name from certain entities affiliated with Virgin Enterprise Limited (“VEL”), a company incorporated in England. VEL is an affiliate of VIL. Under the trademark license agreement (“TMLA”), the Company has the exclusive and non-exclusive rights to use the brand name “Virgin Orbit” and the Virgin signature logo. On August 22, 2021, the TMLA was amended and restated and novated to Virgin Orbit in order for us to continue to have these certain rights to the “Virgin Orbit” name and brand and the Virgin signature logo following consummation of the Business Combination. Pursuant to the terms of the amended TMLA, we are obligated to pay VEL quarterly royalties equal to the greater of (a) 1% of revenue, or (b)(i) $40 thousand for each of four quarters prior to the Company’s first commercial launch, Tubular Bells, Part One, in June 2021; (b)(ii) $0.4 million for each of four quarters after the commercial launch date; (b)(iii) $0.8 million for each of the four quarters two years after commercial launch date. As of September 30, 2022, royalties payable was $0.8 million due to VEL. The royalties expense was $1.5 million for the nine months ended September 30, 2022. As of December 31, 2021, royalties payable was $72 thousand, which includes a prorated fee from the amended TMLA of $12 thousand. Based on the original TMLA dated March 1, 2017, royalties payable for the use of license were the greater of 1% of revenue, or $60 thousand per quarter, after the Company’s first commercial launch, Tubular Bells, Part One, in June 2021. Prior to this date, royalties payable for the use of license was the greater of 1% of revenue or $20 thousand per quarter.

On October 25, 2019, the Company entered into a transition services agreement (“TSA”) with Galactic Enterprises, LLC, f/k/a Virgin Galactic, LLC (“GEL”) primarily for certain operating and administrative services. The original agreement expired in October 2021, and a limited form of this agreement was extended through July 15, 2022. Under the original agreement, GEL provided pilot utilization services, finance and accounting services and insurance advisory services to the Company, and the Company provided propulsion engineering services, tank design support services, tank manufacturing services, and office space access and usage services, as well as business development and regulatory affairs services to GEL.  Under the limited extension, GEL provides pilot utilization services and the use of office space, and the Company provides GEL with propulsion engineering services, tank design support services, tank manufacturing services, and office space access and usage. Costs incurred for the TSA were not material for the three months ended September 30, 2022 and September 30, 2021. In addition to the TSA, the Company records direct charges from GEL for other general administrative expenses. There were $1 thousand in charges for the three months ended September 30, 2022 and $1 thousand in charges for the three months ended

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

September 30, 2021, which were recorded as a reduction of selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.
The Company has a receivable of $32 thousand and a payable of $42 thousand as of September 30, 2022 and December 31, 2021, respectively, due to Virgin Galactic Holdings, Inc. (“VGH”), the parent of GEL.

(5)    Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021, respectively, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Fair Value Measurements as of September 30, 2022
	Level 1	Level 2	Level 3
Assets	(in thousands)
Money market	$50,037	$—	$—
Investments	2,815	—	1,523
Total assets at fair value	$52,852	$—	$1,523

Liabilities:
Derivative warrant liabilities - Public warrants	$2,287	$—	$—
Derivative warrant liabilities - Private placement warrants	—	—	2,023
Convertible note, net	—	—	44,147
Total liabilities at fair value	$2,287	$—	$46,170

Fair Value Measurements as of December 31, 2021
	Level 1	Level 2	Level 3
Assets	(in thousands)
Money market	$154,630	$—	$—
Investments	13,498	—	—
Total assets at fair value	$168,128	$—	$—

Liabilities:
Derivative warrant liabilities - Public warrants	$10,713	$—	$—
Derivative warrant liabilities - Private placement warrants	—	—	9,475
Total liabilities at fair value	$10,713	$—	$9,475

Level 1 assets include investments traded within an active market, with an observable listed price, and money market funds that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of our investments. Level 3 assets include investments where no observable traded price is available. The estimated fair value of the investment was determined using assumptions related to the unit price, expected volatility, risk-free interest rate, and observed historical transactions.

The Company’s warrant liability as of September 30, 2022 includes public and private placement warrants that were originally issued by NextGen and assumed by the Company as part of the Closing of the Business Combination (the “Public Warrants” and “Private Warrants,” respectively, or together, the “Public and Private Warrants”). The Public and Private Warrants are recorded on the condensed consolidated balance sheet at fair value. The carrying amount is subject to remeasurement at each balance sheet date. With each remeasurement, the carrying amount will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed consolidated statements of operations and comprehensive loss. The Public Warrants are publicly-traded under the symbol “VORBW”, and the fair value of the Public Warrants at a specific date is determined by the closing price of the Public Warrants as of that date. As such, the Public Warrants are classified within Level 1 of the fair value hierarchy.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

For periods where no observable traded price is available, the fair value of the Private Placement Warrants has been estimated using a Monte-Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Public and Private Placement Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on an iterative approach to recalculate the implied volatility using a Monte-Carlo simulation model from the historical traded prices of the warrants. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, commencing on the later of: (i) 30 days after the Closing or (ii) twelve months from the date of the closing of NextGen’s initial public offering. Finally, the Company does not anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly.

The change in the fair value of the private warrant liabilities continue to be measured using Level 3 inputs, for the period from December 31, 2021 through September 30, 2022 as summarized below:

Private Placement Warrants
(in thousands)
Warrant liabilities at December 31, 2021	$9,475
Change in fair value of derivative warrant liabilities	(7,452)
Warrant liabilities at September 30, 2022	$2,023
The convertible note is recorded on the condensed consolidated balance sheet at fair value. The carrying amount is subject to remeasurement at each balance sheet date. With each remeasurement, the carrying amount will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed consolidated statements of operations and comprehensive loss. As of September 30, 2022 fair value was determined to be $44.1 million based on the following: unit price, expected volatility, risk-free interest rate, term to expiration. Quarterly, the fair value of convertible note is remeasured using the Monte-Carlo model.
(6) Inventory
As of September 30, 2022 and December 31, 2021, inventory is comprised of raw materials, labor, and overhead costs incurred for the production of the Company’s rockets.

	As of
	September 30, 2022	December 31, 2021
	(In thousands)
Raw materials	$31,617	$18,890
Work in process	57,402	27,123
Inventories, gross	89,019	46,013
Provision for contract losses against inventory	(17,895)	(11,626)
Reserve for inventory excess and obsolescence	(1,895)	(460)
Inventory	$69,229	$33,927

As of September 30, 2022, the Company determined inventory related to certain rocket builds were not recoverable. The change in provision for contract losses against inventory of $6.3 million and reserve for inventory excess and obsolescence of $1.4 million were recorded for the nine months ended September 30, 2022. During the three months ended September 30, 2022, change in provision for contract losses against inventory was $12.1 million and reserve for inventory excess and obsolescence of $1.0 million were recorded.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(7) Property, Plant and Equipment, Net
Property, plant and equipment, net consists of the following as of September 30, 2022 and December 31, 2021:

	As of
	September 30, 2022	December 31, 2021
	(In thousands)
Leasehold improvements	$23,882	$23,501
Machinery and equipment	62,632	59,358
Aircraft	8,000	8,000
IT software and equipment	24,828	22,397
Construction in progress	34,161	23,167
	153,503	136,423

Less: accumulated depreciation and amortization	(83,663)	(74,998)

Property, plant and equipment, net	$69,840	$61,425
Within IT software and equipment, the Company’s capitalized software totaled $1.4 million and $0.8 million, net of accumulated amortization of $7.9 million and $7.4 million, as of September 30, 2022 and December 31, 2021, respectively. No amortization expense is recorded until the software is ready for its intended use. For the three months ended September 30, 2022 and 2021, amortization expense related to capitalized software was $0.2 million and $0.1 million, respectively.

Depreciation expense recorded in the condensed consolidated statements of operations and comprehensive loss during the three and nine months ended September 30, 2022 and 2021 consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(In thousands)
Cost of revenue	$1,194	$—	$2,179	$556
Research and development, net	136	143	392	1,202
Selling, general and administrative	1,375	2,848	5,673	7,429
Total depreciation expense	$2,705	$2,991	$8,244	$9,187
(8) Leases
The Company leases offices and other facilities and certain manufacturing and office equipment under long-term, non-cancelable operating and finance leases. Some leases include options to purchase, terminate, or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised. The Company does not recognize ROU assets and lease obligations for short-term leases.
The components of lease expense related to leases for the period are as follows:

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Lease Cost:
Operating lease expense	$222	$784	$2,050	$2,168
Short-term lease expense	$1,302	$719	$2,594	$2,447
Finance lease cost:
Amortization of right-of-use assets	$69	$64	$232	$192
Interest on lease obligations	6	6	20	19
Total finance lease cost	75	70	252	211
Total lease cost	$1,599	$1,573	$4,896	$4,826
The components of supplemental cash flow information related to leases for the period are as follows:

	Nine Months Ended September 30,
	2022	2021

	(In thousands)
Cash flow information:
Cash paid for amounts included in the measurement of lease obligations for the period ended:
Operating cash flows for operating leases	$2,011	$2,018
Operating cash flows for finance leases	$20	$19
Financing cash flows for finance leases	$227	$187

Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$549	$1,632
Finance leases	$528	$—
Termination of right-of-use asset, net	$1,300	$—

Other information:
Weighted average remaining lease term:
Operating leases (in years)	8	8
Finance leases (in years)	2	1

Weighted average discount rates:
Operating leases	11.6%	11.0%
Finance leases	5.4%	5.4%

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

The supplemental condensed consolidated balance sheet information related to leases for the period is as follows:

	As of
	September 30, 2022	December 31, 2021
	(In thousands)
Finance leases
Long-term right-of-use assets	$564	$252

Short-term finance lease liabilities	$288	$258
Long-term finance lease liabilities	302	79
Total finance lease liabilities	$590	$337

Operating leases
Long-term right-of-use assets	$12,748	$14,433

Short-term operating lease liabilities	$1,167	$1,384
Long-term operating lease liabilities	12,498	13,999
Total operating lease liabilities	$13,665	$15,383

Lease Obligations
The Company has several non-cancelable operating leases primarily related to the lease of its manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from 2 to 10 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent-free periods or escalating payment provisions, and the Company recognizes rent expense of such arrangements on a straight-line basis.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of September 30, 2022 are as follows:

	Operating Leases	Finance Leases

	(In thousands)
2022	$670	$89
2023	2,745	270
2024	2,792	206
2025	2,308	78
2026	2,766	—
Thereafter	9,803	—
Total payments	$21,084	$643
Less:
Imputed interest/present value discount	(7,419)	(53)
Present value of lease liabilities	$13,665	$590

VIRGIN ORBIT HOLDINGS, INC.
Notes to Consolidated Financial Statements

(9) Accrued Liabilities and Other Current Liabilities
A summary of the components of accrued liabilities as of September 30, 2022 and December 31, 2021 is as follows:

	As of
	September 30, 2022	December 31, 2021
	(In thousands)
Accrued payroll	$3,634	$1,490
Accrued vacation	4,028	3,966
Accrued bonus	6,686	8,773
Due to related party	—	42
Other accrued expenses and current liabilities	10,746	9,561
Total accrued liabilities and other current liabilities	$25,094	$23,832

(10) Warrants

As of September 30, 2022 and December 31, 2021, the Company’s public and private warrant liabilities includes public and private placement warrants that were originally issued by NextGen and subsequently assumed by the Company as part of the Closing of the Business Combination. The public and private placement warrants are recorded on the condensed consolidated balance sheet at fair value with the carrying amount subject to remeasurement to fair value as of any respective exercise date and as of each subsequent balance sheet date.

The Company remeasured the fair value of warrants at September 30, 2022 with changes recorded in earnings. In connection with the Company's remeasurement of the warrants to fair value, the Company recorded an unrealized gain of approximately $15.9 million for the nine months ended September 30, 2022.

Public Warrants

Each whole warrant entitles the holder to purchase one share of Virgin Orbit common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after March 25, 2022, except as described below. Pursuant to the warrant agreement, a public warrant holder may exercise the public warrants only for a whole number of shares of common stock. The public warrants will expire five years from completion of the Business Combination (or December 29, 2026), or earlier upon redemption or liquidation.

Redemption of warrants when the price per share of common stock equals or exceeds $18.00.

The Company may redeem the public warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the common stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share.

Redemption of warrants when the price per share of common stock equals or exceeds $10.00.

The Company may redeem the outstanding warrants:

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

•in whole and not in part;
•at $0.10 per public warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder;
•provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of common stock; and
• if, and only if, the Reference Value equals or exceeds $10.00 per share.

Private Placement Warrants

The private placement warrants are identical to the public warrants, except that the private placement warrants and the common shares issuable upon the exercise of the private placement warrants were not transferable, assignable or salable until 30 days after the Closing, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above under the heading “Redemption of warrants when the price per common share equals or exceeds $10.00,” so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The following table provides quantitative information regarding the Private Placement Warrants Level 3 fair value inputs for the following measurement dates:

	As of
	September 30, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$3.07	$8.04
Option term (in years)	4.25	5
Volatility	48.5%	32.5%
Risk-free interest rate	4.13%	1.26%

Third-Party PIPE Investor Warrant

In connection with the Closing of the Business Combination, the Company granted a third-party investor of the PIPE Investment (“Third-Party PIPE Investor”) a warrant to purchase (including via cashless exercise) 500,000 shares of Virgin Orbit common stock at an exercise price of $10.00 per share, which has been classified as equity in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, the settlement of the instruments is indexed to shares of the Company’s common stock and qualifies for classification in equity. The Third-Party PIPE Investor warrant is (a) not transferable, (b) not subject to any redemption, termination (other than upon expiration of the exercise period) or right of rescission, (c) exercisable in whole or in part and (d) has an exercise period from the date of issuance to the earlier of (i) the five-year anniversary of the issuance of the Third-Party PIPE Investor warrant (or December 29, 2026) and (ii) a change in control of Virgin Orbit. The warrant shares shall (a) be listed on the Nasdaq or such other securities exchange as Virgin Orbit’s common stock is then listed on, (b) benefit from customary registration rights and (c) be subject to the restriction on transfer as stipulated by the lock-up agreement, dated August 22, 2021, by and between NextGen and the Third-Party PIPE Investor. The Third-Party PIPE Investor warrant was measured at the relative fair value at the Closing at $2.3 million as additional paid-in-capital in the condensed consolidated balance sheets.
(11) Convertible Note

On June 28, 2022 (the “Effective Date”), we entered into the Securities Purchase Agreement with the Investor pursuant to which we sold and issued to the Investor the debt on June 29, 2022 in the principal amount of $50.0 million, which is convertible into shares of our Common Stock subject to certain conditions and limitations set

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
forth in the Securities Purchase Agreement and the debt. The Investor will use commercially reasonable efforts to convert $2.7 million in each 30-day period beginning on August 28, 2022, provided that certain conditions are satisfied as of each such period.

The note bears interest at an annual rate of 6.0% and has a maturity date of December 29, 2023. The debt provides a conversion right, in which any portion of the principal amount of the debt, together with any accrued but unpaid interest, may be converted into our Common Stock at a conversion price equal to the lower of (i) $4.64 or (ii) 95% of the average of the two lowest daily volume weighted average price of the Common Stock during the three (3) trading days immediately preceding the date of conversion (but not lower than a certain floor price, currently set at $2.52, that is subject to further adjustment in accordance with the terms of the debt).

The note may not be converted into Common Stock to the extent such conversion would result in the Investor and its affiliates having beneficial ownership of more than 9.99% of our then outstanding shares of Common Stock; provided that this limitation may be waived by the Investor upon not less than 65 days’ prior notice to us. The debt provides us, subject to certain conditions, with a redemption right pursuant to which we, upon three (3) business days’ prior notice to the investor in the case of a partial redemption or ten (10) business days’ notice in the case of a full redemption, may redeem, in whole or in part, any of the outstanding principal and interest thereon at a redemption price equal to 2.5% of the principal amount being redeemed on or before October 1, 2022, and thereafter at a redemption price equal to 5.0% of the principal amount being redeemed.

The note includes a repayment trigger base on if the daily volume-weighted average price (“VWAP”) of common stock is less than the floor price of $2.52 for (7) seven trading days during a period of (10) ten consecutive trading days, then the Company is required to make monthly payments, beginning on the 10th calendar day after the triggering date of $4,000,000 of principal plus the redemption premium (5% of the principal) plus accrued interest. The monthly repayment trigger will cease if the Company provides the investor a reset notice reducing the floor price, (floor price means $2.52 per share), limited to no more than 85% of VWAP and not less than $1.00 or the daily VWAP is greater than the floor price for (5) five consecutive trading days.

The Company and Investor entered into a registration rights agreement pursuant to which the Company is required to file a registration statement registering the resale by the Investor of any shares of the Company’s common stock issuable upon conversion and, subject to certain exceptions, maintain the effectiveness of that registration statement.

The Company accounts for the convertible note in accordance with the guidance contained in ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the convertible note does not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the convertible note as a liability at fair value and remeasures the convertible note to fair value at each reporting period. This liability is subject to remeasurement at each balance sheet date until fully converted into common stock, and any change in fair value is recognized in the consolidated statements of operations and comprehensive loss.

The amount of proceeds the Company received from the Investor was the full face value of $50 million. There was no discount or premium issued with this debt. As of September 30, 2022, the Company had a principal balance of $47.3 million and accrued interest expense of $0.7 million.

The note will not be included in the computation of either basic or diluted EPS for the nine months ended September 30, 2022 in Note 15. Net Loss Per Share. This financial instrument is not be included in basic EPS because it does not represent participating securities. Further, the convertible Note has not be included in diluted EPS because the Company reported a net loss from continuing operations for the nine months ended September 30, 2022; thus, including these financial instruments would have an antidilutive effect on EPS.

The Company remeasured the fair value of convertible note at September 30, 2022 with change in fair value recorded in earnings as discussed in Note 5. Fair Value Measurements. In connection with the Company's remeasurement of the convertible note to fair value, the Company recorded an unrealized gain of approximately $3.2 million for the nine months ended September 30, 2022, resulting in a fair value balance of $44.1 million.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
The following table provides quantitative information regarding the Convertible Note Level 3 fair value inputs using the Monte-Carlo method for the following measurement dates:

	As of
	September 30, 2022	December 31, 2021
Stock price	$3.07	N/A
Option term (in years)	1.25	N/A
Volatility	93.9%	N/A
Risk-free interest rate	4.01%	N/A

	As of
	September 30, 2022	December 31, 2021
	(In thousands)
Convertible Note
Fair value as of June 30, 2022	$50,000	N/A
Change in fair value reported in statement of operations	(3,153)	N/A
Convertible note issued during the period	—	N/A
Conversion of note to common stock	(2,700)	N/A
Ending fair value as of September 30, 2022	$44,147	$—

	As of
	September 30, 2022	December 31, 2021
	(In thousands)
Convertible Note Accrued Interest
Accrued interest as of June 30, 2022	$16	N/A
Accrued interest	747	N/A
Accrued interest paid upon conversion	(32)	N/A
Accrued interest as of September 30, 2022	$731	$—

	As of
	September 30, 2022	December 31, 2021
Number of Common Shares Issued Upon Conversion
Common shares issued as of June 30, 2022	$—	N/A
Common shares issued	831,356	N/A
Common shares issued as of September 30, 2022	$831,356	$—

(12) Income Taxes

Income tax expense was $0.0 million and $0.0 million for the three months ended September 30, 2022 and 2021, respectively. Income tax expense was $0.0 million and $0.0 million for the nine months ended September 30, 2022 and 2021, respectively. The effective income tax rate was nil for the three months ended September 30, 2022 and

VIRGIN ORBIT HOLDINGS, INC.
Notes to Consolidated Financial Statements

2021. The effective income tax rate was nil for the nine months ended September 30, 2022 and 2021. The Company’s effective tax rate differs from the U.S. statutory rate primarily due to a substantially full valuation allowance against our net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized.
(13) Stockholders’ Equity

Common Stock

We have authority to issue 2,000,000,000 shares of common stock, par value $0.0001 per share.

Each holder of common stock is entitled to one vote for each share of common stock held by such holder. The holders of common stock are entitled to the payment of dividends when and as declared by the Board in accordance with applicable law and to receive other distributions from the Company. Any dividends declared by the Board to the holders of the then outstanding shares of common stock will be paid to the holders thereof pro rata in accordance with the number of shares of common stock held by each such holder as of the record date of such dividend. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding shares of common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Preferred Stock

We have the authority to issue 25,000,000 shares of preferred stock, par value $0.0001 per share. Our Board of Directors is authorized to determine the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each of our class of preferred stock.
Sponsor Earnback Securities

During the period between the Closing and the five-year anniversary of the Closing, NextGen Sponsor II LLC (“NextGen Sponsor”) has subjected the 1,319,980 Sponsor Earnback Shares (the “Sponsor Earnback Securities”) of issued and outstanding common stock and 1,015,190 Sponsor Earnback Warrants (the “Sponsor Earnback Warrants”) of issued and outstanding private placement warrants to transfer restrictions and potential forfeiture to the Company for no consideration until the occurrence of each tranche’s respective earnback triggering event. The 1,319,980 Sponsor Earnback Shares are comprised of two separate tranches of 659,990 shares per tranche and the 1,015,190 Sponsor Earnback Warrants are comprised of two separate tranches of 507,595 warrants per tranche. The earnback triggering events for the two respective tranches of the Sponsor Earnback Securities will be met upon the earlier of (i) the date on which the volume-weighted average trading sale price of one share of our common stock quoted on Nasdaq is greater than or equal to $12.50 and $15.00, respectively, for any 20 trading days within any 30 consecutive trading day period. The earnback triggering events were determined to be indexed to the Company’s common stock.

As of September 30, 2022, the earnback triggering events were not satisfied and the Sponsor Earnback Securities remained subject to the transfer restrictions and contingent forfeiture provisions.

Standby Equity Purchase Agreement

On March 28, 2022 (the “Effective Date”), we entered into a Standby Equity Purchase Agreement with (the “Investor”), pursuant to which we have the right from time to time at our option to sell to the Investor up to $250.0 million of our common stock, subject to certain conditions and limitations set forth in the Purchase Agreement. We have agreed with the Selling Stockholder not to sell to the Selling Stockholder any shares under the Standby Equity Purchase Agreement until the earlier of the date upon which (i) all amounts outstanding under the debt have been fully repaid or converted into shares of common stock or, (ii) neither the Selling Stockholder, nor any

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

affiliate of the Selling Stockholder, holds the debt , or (iii) the Selling Stockholder no longer has any right or ability to convert any portion of the debt into shares of common stock.

Upon the initial satisfaction of the conditions to the Investor’s obligation to purchase shares of common stock set forth in the Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by the Investor of the shares of common stock under the Securities Act that may be sold to Investor by us under the Standby Equity Purchase Agreement (the “Initial Resale Registration Statement”) is declared effective by the Securities and Exchange Commission (the “SEC”) and a final prospectus relating thereto is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion until the first day of the month next following the 36-month period from and after the Effective Date, to direct the Investor to purchase up to a specified maximum amount of shares of common stock as set forth in the Standby Equity Purchase Agreement by delivering written notice (each, a “Notice”) to the Investor. The purchase price of the shares of common stock that we may sell to the Investor pursuant to the Standby Equity Purchase Agreement will be 97.5% of the average of the volume weighted average price of our common stock during each trading day in the three consecutive trading days commencing on the trading day following delivery of a Notice (other than any trading days excluded pursuant to the terms of the Standby Equity Purchase Agreement) (such period, the “Pricing Period”). The maximum amount to be sold pursuant to each Notice may not exceed $50 million, and a Notice cannot be delivered earlier than six trading days following the Pricing Period relating to any prior Notice. Any shares of common stock that may be sold by us under the Purchase Agreement will be sold in transactions exempt from registration under the Securities Act in reliance upon the exemption afforded under Section 4(a)(2).

The Standby Equity Purchase Agreement prohibits us from directing the Investor to purchase any shares of common stock pursuant to the Purchase Agreement if those shares, when aggregated with all other shares of our common stock then beneficially owned by the Investor and its affiliates, would result in the Investor and its affiliates having beneficial ownership of more than the 9.99% of our then outstanding shares of common stock. Additionally, under applicable Nasdaq rules, we may not issue to the Selling Stockholder more than 19.99% of the total number of shares of common stock that were outstanding immediately prior to the execution of the Standby Equity Purchase Agreement without prior stockholder approval, unless certain stipulations are met.

The Standby Equity Purchase Agreement contains customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Standby Equity Purchase Agreement were made only for purposes of the Standby Equity Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

The Standby Equity Purchase Agreement also provides that we may request a pre-advance loan from the Investor in a principal amount not to exceed $50.0 million.

Subject to the terms of the Standby Equity Purchase Agreement, we have the right to terminate the Standby Equity Purchase Agreement at any time after Commencement, at no cost or penalty, upon five trading days’ prior written notice. No termination of the Standby Equity Purchase Agreement will affect the indemnification provisions contained within the Standby Equity Purchase Agreement, which will survive any termination of the Standby Equity Purchase Agreement.
(14) Stock-Based Compensation
The Company maintains a stock-based compensation plan pursuant to which it has granted stock options to certain eligible service providers.
Prior to Closing, Virgin Orbit maintained the 2017 Stock Incentive Plan (the “2017 Plan”) to purchase “VO Holdings, Inc. (“VO Holdings”) common stock, which became Virgin Orbit common stock as part of the Business Combination. As part of the consummation of the Business Combination, the adoption of the 2021 Stock Incentive Plan (the “2021 Plan”) replaces the 2017 Plan for issuance of new awards. Upon the consummation of the Business Combination, all outstanding stock options under the 2017 Plan, whether vested or unvested, were converted into options to purchase a number of shares of common stock of Virgin Orbit based on the Exchange Ratio, with a

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

corresponding adjustment to the exercise price such that there was no change to the aggregate exercise price for such outstanding options. The 2017 Plan will continue to govern the outstanding awards granted under this plan.
In connection with the Business Combination, we adopted the 2021 Plan in order to facilitate the grant of cash and equity incentives to directors, employees and consultants of the Company, employees of the Company’s subsidiaries and other eligible consultants and to enable us and certain of our subsidiaries and affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan became effective on December 28, 2021, the date immediately preceding the consummation of the Business Combination. Stock options related to this 2021 Plan were first granted in January 2022.

Compensation expense is recognized only for those options expected to vest with forfeitures estimated based on historical experience and future expectations and is adjusted for forfeitures in the period they occur. Stock-based compensation awards are amortized on a straight-line basis over the graded vesting period based on continued service.

Stock Options
The following table includes the activity during the nine months ended September 30, 2022 for all stock options granted under the 2021 Plan:

	Number of shares(2)	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value(1)
	(In thousands)	(In dollars)	(In years)	(In thousands)
Balances as of December 31, 2021	9,101	$3.78	6.35	$35,014
Granted	5,680	6.61
Exercised	(394)	3.70
Forfeited options	(1,210)	5.34
Expired or cancelled options	(271)	3.84
Balances as of September 30, 2022	12,906	$4.91	7.49	$—

Exercisable as of September 30, 2022	7,541	$3.98	6.40	$—
_______________
(1) Aggregate intrinsic value is calculated based on the difference between our closing stock price at period end and the exercise price, multiplied by the number of in-the-money options and represents the pre-tax amount that would have been received by the option holders, had they all exercised all their options at the period end date.
(2) Shares include time-based options and exclude the CEO milestone awards, totaling $1.6 million stock options described below.
Stock-based compensation expense recorded in the condensed consolidated statements of operations and comprehensive loss during the three and nine months ended September 30, 2022 and 2021 consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(In thousands)
Cost of revenue	$959	$118	$1,635	$299
Research and development	760	85	1,215	478
Selling, general and administrative	3,789	5,357	9,104	7,531
	$5,508	$5,560	$11,954	$8,308

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

As of September 30, 2022, and 2021, there was $16.1 million and $6.0 million, respectively, of total unrecognized stock-based compensation related to the unvested stock options granted. As of September 30, 2022, the total cost is expected to be recognized over a weighted average term of 3.0 years and 2.2 years, respectively. The total fair value of shares vested during the nine months ended September 30, 2022 and 2021 was $17.8 million and $3.7 million, respectively.
CEO Awards
Except with respect to the milestone and supplemental milestone awards granted to our CEO, Mr. Hart, described below, Mr. Hart’s stock options vest and become exercisable as to 25% of the underlying shares on the first anniversary of the applicable vesting commencement date, and thereafter as to the remaining 75% of the underlying shares in either (a) six substantially equal installments on each successive six-month anniversary of the vesting commencement date, or (b) twelve substantially equal installments on each successive quarterly anniversary of the applicable vesting commencement date, subject to continued employment through the applicable vesting date. In addition, Mr. Hart’s stock options will vest and become exercisable in full upon a termination of employment without “cause” within 24 months following a “change in control”, each as defined in the 2017 Plan.

On November 20, 2017, the Company granted Mr. Hart a milestone award of 757,978 stock options with an estimated grant date fair value approximating $2.1 million. Fifty percent of the stock options vested when we achieved our first commercial launch on June 30, 2021. Additionally, on March 17, 2021, the Company granted our CEO a supplemental milestone award of 845,317 stock options with an estimated grant date fair value approximating $2.5 million. On June 30, 2021, the day Virgin Orbit achieved the first commercial launch, Tubular Bells Part One, 50.0% of the milestone award vested. On December 31, 2021, the last day of the first calendar year in which the first commercial launch occurred, 33.3% of the supplemental milestone award vested. The remaining 50.0% of the milestone award and the remaining 66.7% of the supplemental milestone award will vest upon Mr. Hart’s continued service through the last day of the first calendar year in which the Company has five successful revenue-generating deployment launches of satellites into their respective intended orbits in such calendar year.
Stock Option Valuation

The Company uses the Black-Scholes option pricing model to determine the fair value of the awards. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as assumptions regarding complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, risk-free interest rate, and expected dividends.

The weighted average assumptions used to value the option grants for the nine months ended September 30, 2022 are as follows:

2022
Expected life (in years)	5.99
Volatility	85%
Risk-free interest rate	1.64%
Dividend yield	—

Restricted Stock Units

During the three months ended September 30, 2022, new RSUs were awarded to employees that vest over two years, with 25% vesting at each six month anniversary from the grant date. In addition, the RSUs awarded to our Board of Directors are comprised of two components: the initial award that vests ratably over three years and the annual award that has a one year cliff vest from the date of the annual meeting.

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

The following table sets forth the summary of RSUs activity granted under the 2021 Plan (dollars in thousands except per share data):

	Number of shares	Weighted average fair value
	(In thousands)	(In dollars)
Balances as of December 31, 2021	—	$—
Granted	4,109	4.00
Vested	—	—
Forfeited	(34)	4.00
Balances as of September 30, 2022	4,075	$4.00

At September 30, 2022, the unrecognized stock-based compensation related to RSUs was $13.9 million, and is expected to be recognized over a weighted-average period of 1.8 years.

(15) Net Loss Per Share
The following table presents net loss per share and related information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Basic and diluted:
Net loss	$(43,643)	$(38,590)	$(139,505)	$(115,563)
Weighted average common shares outstanding	335,416,139	294,124,548	335,101,146	283,496,703
Basic and diluted net loss per share	$(0.13)	$(0.13)	$(0.42)	$(0.41)

Earnings per share calculations for all periods prior to the Business Combination have been retrospectively adjusted by the Exchange Ratio for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Subsequent to the Business Combination, net loss per share is calculated based on the weighted average number of common stock then outstanding.

Basic and dilutive net loss per share is computed by dividing the net loss for the period by the weighted average number of common stock outstanding during the period. Basic and diluted net loss per share attributable to common stockholders are presented in conformity with the two-class method required for participating securities. The 1,319,980 Sponsor Earnback Shares are securities that do not contractually entitle the holders of such shares to participate in nonforfeitable dividends and do not contractually obligate the holders of such shares to participate in losses. The condensed consolidated statements of operations and comprehensive loss reflects a net loss for the period presented and, accordingly, no loss amounts have been allocated to the Sponsor Earnback Shares. The Sponsor Earnback Shares have also been excluded from basic and diluted net loss per share attributable to common stockholders as such shares of Virgin Orbit common stock are contingently recallable until the Sponsor Earnback Shares are no longer subject to transfer restrictions and contingent forfeiture provisions upon the satisfaction of the earnback triggering events.

As of September 30, 2022 and September 30, 2021, the Company has excluded the potential effect of warrants to purchase shares of common stock totaling 13,904,628 and 13,985,224 shares, respectively, the potential effect of outstanding Virgin Orbit Options to purchase shares of common stock totaling 12,907,151 shares (see Note 14. Stock-based Compensation), and the convertible note (see Note 11. Convertible Note) in the calculation of diluted loss per share, as the effect would be anti-dilutive due to losses incurred. The 1,015,190 Sponsor Earnback Warrants are excluded as the underlying shares are contingently recallable until the Sponsor Earnback Warrants are no longer subject to transfer restrictions and contingent forfeiture provisions upon the satisfaction of the earnback triggering

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
events. The number of shares issuable under the convertible note is 15,407,166 and is not included in basic EPS because it does not represent participating securities.
(16) Investments in Noncontrolled Entity
Arqit PIPE Investment
On May 12, 2021, the Company entered into a binding term sheet (the “Term Sheet”) and a subscription agreement to commit to contribute $5.0 million to Arqit Limited (“Arqit”) in a PIPE transaction (the “Arqit PIPE Investment”) in exchange for 500,000 ordinary shares at $10.00 per share, subject to and contingent upon the closing of a planned merger transaction (the “Arqit Transaction”) between Arqit and Centricus Acquisition Corp., a SPAC unaffiliated with the Company.

On September 3, 2021, the Arqit Transaction was consummated, and the Company made the Arqit PIPE Investment, which was recorded as a financial asset in investments in the condensed consolidated balance sheets. The fair value of the Arqit PIPE Investment was $12.0 million as of December 31, 2021, and $2.8 million as of September 30, 2022. During the three and nine months ended September 30, 2022, the Company recorded an unrealized loss of $0.3 million and $9.2 million, respectively, from the Arqit PIPE Investment in the condensed consolidated statements of operations and comprehensive loss.
On September 7, 2021, Arqit delivered $5.0 million to the Company as a non-refundable deposit towards an executed launch service agreement for up to five launches, with $1.0 million of such deposit to be applied towards the price of each remaining launch services commencing with the second launch, if Arqit requires fewer than five launch services, and the remainder to be applied towards the price of the first launch service. As of September 30, 2022 and December 31, 2021, the Company recorded $5.0 million as a customer deposit in non-current deferred revenue on the condensed consolidated balance sheets.
(17) Commitments and Contingencies
(a)Purchase commitments
The Company has non-cancelable purchase commitments as of September 30, 2022, primarily related to supply and engineering services providers. The purchase commitments as of September 30, 2022 are as follows:

	Payments Due by Periods
Commitments and obligations	Less than 1 year (remaining)	1 – 3 years	3 – 5 years	More than 5 years	Total

	(In thousands)
Purchase commitments	$23,090	$21,875	$—	$—	$44,965
Amounts purchased under these arrangements for the nine months ended September 30, 2022 and 2021 were $3.7 million and $0.7 million, respectively.
(b)Litigation and Claims
From time to time, the Company is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company determines when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. The Company reviews these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, the

VIRGIN ORBIT HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Company’s results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.
On June 4, 2019, the Company filed a complaint in the U.S. District Court for the Southern District of New York as OneWeb, one of the Company’s largest customers, cancelled 35 of planned 39 launches. Subsequently on March 27, 2020, OneWeb filed for Chapter 11 Bankruptcy which terminated the entire launch service agreement entered with the Company during its bankruptcy process by September 18, 2020, resulting in a release of performance rights and performance obligations. As of the date of the issuance of these condensed consolidated financial statements, the claim with the bankruptcy court and disposition of the Company’s complaint remains outstanding.
For the nine months ended September 30, 2022 and 2021, there were no other material legal proceedings.
(c)Contingencies
The Company identified certain contracts with multiple customers where the expected costs to fulfill the contract will be in excess of the estimated transaction price. As of September 30, 2022, the Company determined that it was probable that the costs to provide the services as stipulated by the amended launch services agreement would exceed the allocated firm fixed price of each launch. As such, the Company has recorded provisions for contract losses for a total of $18.6 million through September 30, 2022, including, as part of the Business Combination, the Company is providing a concession launch service for a Third-Party PIPE Investor. Accordingly, the Company recorded a contract loss reserve of $4.1 million as of December 31, 2021 based on the estimate of the cost to fulfill this obligation, offset to additional paid in capital as this is considered to be a transaction cost or cost of capital.
Consistent with the accounting of its firm fixed price contracts, the Company continually reviews cost performance and estimates-to-complete at least quarterly and in many cases more frequently. Adjustments to original estimates for a contract’s revenue, estimated costs at completion and estimated profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. The impact of revisions in estimate of completion for all types of contracts are recognized on a cumulative catch-up basis in the period in which the revisions are made.
(18) Subsequent Events

Convertible Note

On November 4, 2022, the Company sold and issued to Virgin Investments Limited (“VIL”) a senior unsecured convertible note (the “Convertible Note”) in the principal amount of $25.0 million, which is convertible into shares of the Company’s common stock or other Qualified Securities (as defined below), subject to certain conditions and limitations set forth in the Convertible Note. The Company sold and issued the Convertible Note pursuant to a subscription agreement, dated as of November 4, 2022 (the “Subscription Agreement”), between the Company, VIL and the Company’s domestic subsidiaries named therein that are jointly and severally guaranteeing the Company’s obligations under the Convertible Note (the “Guarantors”). The Company will use the net proceeds from the Convertible Note for working capital.

The Convertible Note contains customary events of default, bears interest at an annual rate of 6.0% (or 10.0% during the continuance of an event of default under the Convertible Note), payable in cash semi-annually, and has a maturity date of November 4, 2024, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. Subject to any limitations under the rules of Nasdaq Stock Market, the Convertible Note will automatically convert into Qualified Securities (as defined below) at a conversion price equal to the purchase price paid by investors in the relevant Qualified Financing (as defined below) if, prior to the earliest to occur of November 4, 2024, any Fundamental Change Effective Date and the effective date of any Merger Event (each as defined in the Convertible Note), the Company consummates a bona fide third-party financing of its common stock or securities convertible into or exchangeable for the Company’s for gross cash proceeds of at least $50.0 million (excluding any

VIRGIN ORBIT HOLDINGS, INC.
Notes to Consolidated Financial Statements
securities purchased by VIL or its affiliates) in one or more related and substantially similar and simultaneous transactions at the same price (a “Qualified Financing” and the securities sold in such Qualified Financing, the “Qualified Securities”). VIL will have the option to convert all or a portion of the Convertible Note in accordance with such terms in a financing by the Company that would have been a Qualified Financing but for the gross cash proceeds in such financing being less than $50.0 million, with such conversion effected as described above as if such financing were a Qualified Financing. Additionally, on or after October 15, 2024, VIL has the right to convert all or any portion of the Convertible Note into shares of common stock at an initial conversion rate of 345.5425 shares of common stock per $1,000 principal amount of the Convertible Note (subject to adjustments as provided in the Convertible Note, the “Fixed Conversion Rate”). In the event of a Fundamental Change, a Merger Event (each as defined in the Convertible Note) or a redemption of the Convertible Note by the Company, or if any automatic conversion in connection with a Qualified Financing would be subject to limitations set forth in the relevant rules of Nasdaq Stock Market, VIL has the right to convert the Convertible Note at the Fixed Conversion Rate. Prior to the Maturity Date, the Company may redeem all or part of the Convertible Note for cash at a redemption price equal to 100% of the principal amount of the Convertible Note to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The Convertible Note contains a covenant that restricts the Company’s and the Guarantors’ ability to incur liens on the Company’s and the Guarantors’ assets and properties without VIL’s consent. If the Company undergoes a Fundamental Change (as defined in the Convertible Note), then, subject to certain conditions, VIL may require the Company to repurchase for cash all or any portion of the Convertible Note at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Note to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. Initially, a maximum of 8,638,563 shares of the common stock may be issued upon conversion of the Convertible Note at the Fixed Conversion Rate, subject to adjustment provisions included in the Convertible Note. The Convertible Note is not freely transferable without our written consent in whole or in part until the one-year anniversary of the issuance date unless a default under the Convertible Note has occurred and is continuing. On or after such anniversary, the Convertible Note will be freely transferable in whole or in part by VIL, subject to any restrictions under the Securities Act.

The Company has evaluated subsequent events from September 30, 2022 through November 8, 2022, the date at which the condensed consolidated financial statements were available to be issued and concluded there were no other subsequent events to recognize in the condensed consolidated financial statements.

Item 2. Management's Discussion and Analysis Of Financial Condition and Results of Operations

The following discussion and analysis provides information that Virgin Orbit’s management believes is relevant to an assessment and understanding of Virgin Orbit’s condensed consolidated results of operations and financial condition. You should read this discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q, as well as our audited financial statements and related notes as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with filed with the SEC on March 31, 2022, as amended (the “2021 Annual Report on Form 10-K”). This discussion may contain forward-looking statements based upon Virgin Orbit’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Part II, Item 1A. Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Vieco USA, Inc. entered into a merger agreement (the “Merger Agreement”) with NextGen Acquisition Corp. II (“NextGen”) on August 22, 2021. The transactions contemplated by the terms of the Merger Agreement (the “Business Combination”) were completed on December 29, 2021, in conjunction with which NextGen changed its name to Virgin Orbit Holdings, Inc. (hereafter referred to as “Virgin Orbit, the “Company,” “we,” “us” or “our”, unless the context otherwise requires).
Overview
We are a vertically integrated space company that provides customers dedicated and rideshare small-satellite launch capabilities. Our philosophy is to operate a mobile launch system that can launch “at any time, to any orbit.” Our vision is to use space to drive positive and lasting change on Earth, from connecting communities to advancing scientific initiatives; supporting America’s and other nations’ space presence, and helping create the next generation of world-changing space technology.
Since our founding in 2017, we have invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying aloft LauncherOne, a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows us to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small-satellite ground launch providers.

We believe there is near- and medium-term acceleration in the growth of the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. There are numerous private small-satellite launch companies (focused on developing rockets to carry satellites of less than 1,000 kg to 500 km low Earth orbit), but to our knowledge, only five small-satellite launch providers in the U.S. have successfully delivered launch payloads to their intended orbits — Astra Space, Northrop Grumman, Rocket Lab, SpaceX, and Virgin Orbit. As one of the few proven small-satellite launch providers, we believe we are well-positioned to benefit from these attractive industry tailwinds. As of the date of this Quarterly Report on Form 10-Q, we have successfully completed a total of four orbital launches since 2021, which we believe demonstrates the efficacy of our launch system. With the four completed orbital launches, we have delivered 33 satellites to their desired orbits with high precision. The Company plans to conduct future commercial launches from other locations, including Cornwall in the UK later this year.

By utilizing an air-launch system via Cosmic Girl and the LauncherOne rocket, we believe that we offer the agility, flexibility and responsiveness that small-satellite customers need to achieve their mission objectives. Our launches have delivered satellites to orbit for customers across commercial, civil and national security and defense markets, both domestically and internationally. Leveraging the successes from these launches, we have been able to secure approximately $143.1 million of binding backlog agreements as of September 30, 2022.

We develop and manufacture our launch technology from a vertically-integrated manufacturing facility in Long Beach, California. Leveraging advanced, state-of-the-art manufacturing capabilities, including automation and additive manufacturing technologies, we believe we have the necessary key investments, technologies and production ramp plans in place to meet the medium-term demand for our launch business. Prior to the Business Combination, Virgin Group Holdings Limited (“Virgin Group”) and Mubadala Investment Company PJSC (“Mubadala”) and its subsidiaries invested approximately $1 billion of capital to found, scale and grow the business.

We have been primarily focused on and engaged in designing and developing launch solutions for small-satellites since our inception in 2017. We have incurred net losses of $139.5 million and $115.6 million for the nine months ended September 30, 2022 and 2021, respectively, and expect to incur significant losses in the near term.

Since achieving commercialization in January 2021, we have continued and expect to continue to make significant investments in capital expenditures to build and expand our production for commercial small-satellite launches, hire top-tier leaders and innovators, and continue to invest in research and development. However, as discussed below under “Liquidity and Capital Resources - Going Concern and Sources of Liquidity,” our history of losses and the possibility that we may not be able to raise sufficient capital to finance our operations raise substantial doubt regarding our ability to continue as a going concern. Our ability to capitalize on industry tailwinds and execute on our growth strategy will depend on our ability to access additional capital.

Business Combination

On August 22, 2021, NextGen Acquisition Corp. II (“NextGen”) via Pulsar Merger Sub, Inc. (“Pulsar Merger Sub”) and Vieco USA entered into a merger agreement (the “Merger Agreement”) which contemplated Pulsar Merger Sub merging with and into Vieco USA, with Vieco USA surviving the merger as a wholly owned subsidiary of NextGen (the “Business Combination”). On December 29, 2021, as contemplated by the Merger Agreement, we consummated the Business Combination and changed our name to Virgin Orbit Holdings, Inc. The Business Combination was accounted for as a reverse recapitalization. Virgin Orbit common stock and warrants commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “VORB” and “VORBW,” respectively, on December 29, 2021.

See Note 1, “Organization and Business Operations—Business Combination” in the notes to the condensed consolidated financial statements included in this Quarterly Report for further details.
Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on several factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in Part II, Item 1A. "Risk Factors" in this Quarterly Report on Form 10-Q.
Customer Demand

Since our first test flight in 2020, a broad range of potential customers, including national security organizations, commercial satellite providers, and civil service providers have shown significant interest in our service. Our commercial customers include satellite and constellation providers such as Arqit and SatRevolution. Civil customers mostly fall within our spaceport and launch offerings for civil space agencies with customers including, NASA, Spaceport Cornwall in the United Kingdom, Spaceport Japan at Oita Airport in Japan, and Alcantara Launch Center in Brazil. Outside of spaceports, we also provide dedicated launch services for civil space agencies such as NASA, and we expect to provide such services to other governments which have space agencies but lack the infrastructure for domestic space launches. Some national security and defense customers include the United States Space Force, the U.S. Air Force, National Reconnaissance Office and the Missile Defense Agency. Leveraging our four successful orbital launches in 2021 and 2022, we have been able to secure approximately $143.1 million of binding backlog agreements as of September 30, 2022.
We also believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. As one of the few proven small-satellite launch providers to have successfully delivered payloads to their intended orbit, we believe we are well-positioned to benefit from these attractive industry tailwinds. Therefore, we plan to leverage our existing launch capabilities and our track record as a systems integrator to provide end-to-end value-added services for Internet of Things (“IoT”) and Earth Observation (“EO”) applications through the combination of agreements with satellite operators and a satellite constellation we will own and operate. Using a satellite-as-a-service model, we expect to deploy our own satellites in the next few years to serve government and commercial, both domestically and internationally.
Technology Innovation
We design, build, test, and launch LauncherOne in-house and operate at the forefront of composite structures, liquid rocket engines, ultra-responsive launch systems, ruggedized avionics, optimized flight software, automated flight safety systems, and advanced manufacturing techniques. We believe the synergy of these technologies enables greater responsiveness to the commercial and government small-satellite markets. Our unique air-launch system launches satellites into space from a rocket carried beneath the wing of a modified Boeing 747-400, meaning it has greater flexibility, mobility and responsiveness than other satellite launch systems. To continue establishing market share and attracting customers, we plan to continue our substantial investments in research and development for the continued enhancements of LauncherOne and commercialization of future generations of our rockets.
Manufacturing Capacity
As we plan to continue to scale our production of rockets for our small-satellite services, we are making significant investments in capital expenditures for building and enhancing our manufacturing capacity and facilities. We expect our capital expenditures to continue to increase for the next several years. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and manufacture rockets, our ability to achieve sales, and customer demand for our rockets at the levels we anticipate. Our headquarters in Long Beach, California has combined facility space of 195,000 square feet and is used for design, engineering, manufacturing, integration, assembly, test activities, payload processing and encapsulation. As of September 30, 2022, we had approximately five rockets in production and the processes, technology and machinery/tooling to support a production capacity of approximately 20 rockets annually.
Global Pandemic

The COVID-19 pandemic and the protocols and procedures we implemented in response to the pandemic caused delays to our business and operations, which led to accumulated impacts to both schedule and cost efficiency and some delays in operational and maintenance activities, including delays in our test flight program. While we are no longer experiencing delays from these measures, the longevity and extent of the COVID-19 pandemic remain uncertain, including due to the emergence and impact of the COVID-19 variants. Measures we may need to take in the future and challenges that result from the pandemic could affect our operations necessary to complete the development of our spaceflight systems, our scheduled flight test programs and commencement of our commercial flights. See the section entitled Part II, Item 1A. "Risk Factors" for further discussion of the impacts of the COVID-19 pandemic on our business.
Components of Results of Operations
Revenue
Launch Related Services

Small-satellite launch operations revenue is recognized for providing customer launch services by placing payloads into orbit. Revenue for each customer payload is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. We began recognizing revenue for launch services in January 2021 from our initial launch with NASA. Our second launch was completed in June 2021, with successful deployments of payloads in each of our core offerings: commercial, civil and defense. As of the date of this Quarterly Report on Form 10-Q, we successfully completed four orbital launches since 2021, out of Mojave, California. To date, we have delivered 33 satellites to their desired orbits with high precision. We generated $32.7 million and $6.0 million of launch related service revenue during the nine months ended September 30, 2022 and 2021, respectively, from launch related services. We expect a significant portion of our future revenue growth to be derived from further commercialization of our small-satellite launch operations and expansion of our portfolio of space offerings.
Engineering Services
We also generate revenue by providing engineering services, which primarily relates to research and studies, to our customers. Revenue is recognized as control of the performance obligation is transferred over time to the customer. As of September 30, 2022, we have five engineering service revenue contracts for which we expect to transfer all remaining performance obligations to the customers by the year ended December 31, 2027. We expect that we will continue to earn revenue from engineering services, but that such revenue will represent a smaller portion of our future revenue growth compared to launch services. We generated $0.3 million and $1.2 million for the nine months ended September 30, 2022 and 2021, respectively, from engineering services.

Cost of Revenue

Cost of revenue relates to launch services and engineering services, which primarily includes costs for materials and human capital, such as payroll and benefits for our launch and flight operations. We expect that we will continue to incur cost of revenue from launch services and engineering services. Since LauncherOne achieved technological feasibility in January 2021, we began capitalizing and subsequently charging to cost of revenue the costs incurred to launch small-satellites. Costs associated with launch services include the costs for rocket manufacturing, overhead, and launch. Costs for rocket manufacturing include materials, labor, fuel, payroll and benefits for our launch and flight operations as well as the depreciation of Cosmic Girl, maintenance and depreciation of facilities and equipment and other allocated overhead expenses. As we continue to grow our revenue from further commercialization of our small-satellite launch operations and expansion of our portfolio of space offerings, we expect that our cost of revenue will increase.
Gross Profit and Gross Margin
Gross profit is calculated as revenue less cost of revenue. Gross margin is the percentage obtained by dividing gross profit by its revenue. Our gross profit and gross margin have varied historically based on the mix of revenue from small-satellite launch services and engineering services. Although our gross profit and gross margin may continue to vary by offering as we scale our business, we expect our overall gross profit and gross margin to improve over time.
Selling, General and Administrative Expense
Selling, general and administrative expenses consist of personnel-related expenses related to general corporate functions, primarily including executive management and administration, finance and accounting, legal, business development, and government affairs, as well as certain allocated costs. Personnel-related expenses primarily include salaries and benefits. Allocated costs include costs related to information technology, facilities, human resources and safety. Personnel-related expenses also include allocated sustaining activities relating to launch operations and production processes support, including required launch system maintenance, updates and documentation.

As we continue to grow, we expect that our selling, general and administrative costs will increase. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general liability and director and officer insurance, investor relations and professional services.
Research and Development Expense
We conduct research and development activities to develop existing and future technologies that advance our satellite launch and space solution offerings. Research and development activities include basic research, applied research, concept formulation studies, design, development and related test program activities. Costs incurred to develop our LauncherOne rockets primarily include equipment, material, labor and overhead. Costs incurred for performing test flights primarily include labor and fuel expenses for launch and flight operations. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. We plan to continue to make substantial investments in research and development for the continued enhancements of LauncherOne and the development of a third stage modified LauncherOne for additional services. As LauncherOne achieved technical feasibility in January 2021, we began capitalizing the production costs of our LauncherOne rockets.
Interest Expense, net
Interest expense, net relates to the cost of financing our convertible note, finance lease obligations, cost of financing our director and officer insurance, and income from interest bearing demand deposit accounts

Change in fair value of equity investments
Change in fair value of equity investments consists of the changes in fair value of our equity investments.

Change in fair value of liability classified warrants

Change in fair value of liability classified warrants relates to remeasurement of our public and private placement warrants to fair value as of any respective exercise date and as of each subsequent balance sheet date.

Change in fair value of convertible note

Change in fair value of convertible note relates to remeasurement of our convertible note to fair value as of any respective conversion date and as of each subsequent balance sheet date.

Other Income
Other income consists of sources of income that are not related to our primary operations, including miscellaneous non-operating items, such as income recognized from non-ordinary course of business activities.
Income Tax Provision
Our provision for income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.
Results of Operations

The following table sets forth our results of operations for the periods presented. The period-to-period comparisons of financial results are not necessarily indicative of future results.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$30,907	$2	$33,023	$7,230
Cost of revenue	40,396	8,697	61,264	25,370
Gross loss	(9,489)	(8,695)	(28,241)	(18,140)
Selling, general and administrative expenses	30,745	27,163	91,016	67,126
Research and development expenses	10,263	9,035	30,201	38,482
Operating loss	(50,497)	(44,893)	(149,458)	(123,748)
Other income, net:
Change in fair value of equity investments	(340)	4,852	(9,160)	4,852
Change in fair value of liability classified warrants	4,182	—	15,862	—
Change in fair value of convertible note	3,153	—	3,153	—
Interest expense, net	(508)	(6)	(588)	(19)
Other income	367	1,457	690	3,352
Total other income, net:	6,854	6,303	9,957	8,185
Loss before income taxes	(43,643)	(38,590)	(139,501)	(115,563)
Provision for income taxes	—	—	4	—
Net loss	$(43,643)	$(38,590)	$(139,505)	$(115,563)

For the Three and Nine Months Ended September 30, 2022 Compared to the Three and Nine Months Ended September 30, 2021
Revenue

(In thousands, except %)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
	(In thousands, except %)				(In thousands, except %)
Revenue	$30,907	$2	$30,905	N/M	$33,023	$7,230	$25,793	357%
Revenue increased by $30.9 million for the three months ended September 30, 2022 compared to the three months ended September 30, 2021, which was primarily attributable to launch related service revenues completed during the three months ended September 30, 2022 compared to no launch related service revenue during the three months ended September 30, 2021.
Revenue increased by $25.8 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, which was primarily attributable to increase in launch related service revenues completed during the nine months ended September 30, 2022.
Cost of Revenue and Gross Loss

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Revenue	$30,907	$2	$30,905	N/M	$33,023	$7,230	$25,793	357%
Cost of revenue	40,396	8,697	31,699	364%	61,264	25,370	35,894	141%
Gross loss	$(9,489)	$(8,695)	$(794)	9%	$(28,241)	$(18,140)	$(10,101)	56%
Gross margin	(31)%	N/M			(86)%	(251)%
Cost of revenue increased by $31.7 million for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 primarily due to costs of launch related service revenue, additional provisions for contract losses booked on future launches, manufacturing variances, and inventory adjustments to net realizable value related to certain rocket builds that were not recoverable.

For the nine months ended September 30, 2022, the increase of $35.9 million in cost of revenue is primarily due to costs of launch related service revenue, additional provisions for contract losses booked on future launches, manufacturing variances, and inventory adjustments to net realizable value related to certain rocket builds that were not recoverable.

Gross loss increased by $0.8 million, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021.

Gross loss increased by $10.1 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.
Selling, General and Administrative Expenses

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Selling, general and administrative expenses	$30,745	$27,163	$3,582	13%	$91,016	$67,126	$23,890	36%
Selling, general and administrative expenses increased by $3.6 million, or 13%, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021, which was due to the net increase of $3.6 million primarily due to general corporate expenses related to new public company costs which includes directors and officers insurance, professional and legal fees, stock-based compensation, training, brand license fees, equipment maintenance and travel expenses and changes in expense classification of certain development expenses for facilities and overhead due to sustaining expenses after achieving technological feasibility for both the launch operations and production processes.

Selling, general and administrative expenses increased by $23.9 million, or 36%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, which was primarily attributable to the increase in facilities and overhead of approximately $8.1 million due to our change in expense classification of certain development expenses to sustaining expenses after achieving technological feasibility for both the launch operations and production processes and the increase general corporate expenses of $15.7 million primarily related to new public company costs for directors and officers insurance, professional and legal fees, stock-based compensation, advertising, brand license, marketing, equipment maintenance, development labor, and travel expenses.

Research and Development Expenses

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Research and development expenses	$10,263	$9,035	$1,228	14%	$30,201	$38,482	$(8,281)	(22)%
Research and development expenses increased by $1.2 million, or 14%, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021, which was primarily attributable to the increase in research and development personnel-related expenses of approximately $3.5 million, partially offset by the decrease in facilities, overhead and general corporate expenses of approximately $2.2 million due to the transition from development into sustaining activities for both launch operations and production processes.
Research and development expenses decreased by $8.3 million, or 22%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, which was primarily attributable to the decrease in contract labor of approximately $3.0 million and approximately $5.1 million of lower facilities, overhead and general corporate expenses due to the transition from development into sustaining activities for both launch operations and production processes.
Change in fair value of equity investments

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Change in fair value of equity investments	$(340)	$4,852	$(5,192)	(107)%	$(9,160)	$4,852	$(14,012)	(289)%
The change in fair value of equity investments of $5.2 million for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 was attributable to changes in unrealized gains (losses) from the equity investment in Arqit that was acquired during the third quarter of 2021.
The change in fair value of equity investments of $14.0 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 was attributable to changes in unrealized gains (losses) from the equity investment in Arqit.
Change in fair value of liability classified warrants

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Change in fair value of liability classified warrants	$4,182	$—	$4,182	N/A	$15,862	$—	$15,862	N/A
There was a $4.2 million and $15.9 million change in fair value of liability classified warrants for the three and nine months ended September 30, 2022, respectively, as a result of a decrease in the price of our common stock. The public and private placement warrants were assumed by the Company from NextGen as part of the Business Combination on

December 29, 2021. The public and private placement warrants are recorded on the balance sheet at fair value with the carrying amount subject to remeasurement to fair value as of any respective exercise date and as of each subsequent balance sheet date.
Change in fair value of convertible note

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Change in fair value of convertible note	3,153	—	$3,153	N/A	3,153	—	$3,153	N/A
There was a $3.2 million decrease in fair value of convertible note for the three and nine months ended September 30, 2022 primarily attributable to increased interest rates for comparable financing instruments. The convertible note was sold and issued to YA II PN, Ltd. (the “Investor”) on June 29, 2022 in the principal amount of $50.0 million, which is convertible into shares of our common stock. The convertible note is recorded on the balance sheet at fair value with the carrying amount subject to remeasurement to fair value as of each subsequent balance sheet date.
Interest Expense, Net

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Interest expense, net	$(508)	$(6)	$(502)	N/M	$(588)	$(19)	$(569)	N/M
Interest expense, net increased $0.5 million, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 primarily attributable to accrued interest of $0.8 million related to the convertible note, offset by the increase in money market interest income of $0.3 million.
Interest expense, net increased $0.6 million, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 primarily attributable to accrued interest of $0.8 million related to the convertible note, interest expense for financing of our director and officer insurance of $0.1 million, offset by the increase in money market interest income of $0.3 million.
Other Income

(In thousands)	Three Months Ended September 30,		$ change	% change	Nine Months Ended September 30,		$ change	% change
	2022	2021			2022	2021
Other income, net	$367	$1,457	$(1,090)	(75)%	690	3,352	$(2,662)	(79)%

Other income decreased by $1.1 million, or (75)% for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 primarily as a result of the non-refundable deposit of $1.2 million for Sky and Space Global Limited (“SAS”) in consideration for the termination of the launch service agreement (“LSA”), offset by other SAS income during the three months ended September 30, 2022.
Other income decreased by $2.7 million, or (79)% for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 primarily due to a non-refundable deposit of $1.2 million for Sky and Space Global Limited (“SAS”) in consideration for the termination of the launch service agreement (“LSA”) and initial recognition of the initial ordinary shares of SAS issued to us in consideration for the termination of the LSA of $1.7 million as an equity investment, offset by other SAS income during the nine months ended September 30, 2022.
Provision for Income Taxes
Provision for income taxes was immaterial for the three and nine months ended September 30, 2022 and 2021. We have accumulated net operating losses at the federal and state level for the time period during which we had not yet began commercial operations. We maintain a substantially full valuation allowance against net deferred tax assets. The income tax expenses are primarily related to minimum state filing fees in the states where we have operations.
Liquidity and Capital Resources
Liquidity Requirements
We expect our expenses to increase in connection with ongoing activities, particularly as we continue to advance the development of our technologies, commercialize our satellite launch operations and continue to develop our space solution offerings, and continue to build and expand our production of rockets and aircraft.
Specifically, we expect our operating expenses to increase as we:
•scale up our facilities, manufacturing processes and capabilities to support expanding our volume of rockets;
•pursue further research and development on our satellite launches and space solution offerings, including those related to our research and education efforts;
•hire additional personnel in research and development, manufacturing operations, testing programs and maintenance as we increase the volume of our satellite launches and expand our space solution offerings;
•seek regulatory approval for any changes, upgrades, or improvements to our technologies and operations in the future; and
•hire additional personnel in management to support the expansion of our operational, financial and information technology functions as a public company.
We have several non-cancelable leases primarily related to the lease of our manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from three to ten years and require us to pay all executory costs, such as maintenance and insurance. Our total remaining lease obligation as of September 30, 2022 is $21.7 million, with $0.8 million due in less than one year. We also have non-cancelable purchase commitments as of September 30, 2022 primarily related to supply and engineering services providers. Total non-cancelable purchase commitments due in the next five years is approximately $45.0 million, with $23.1 million due in less than one year.

Additionally, we are expanding our satellite launch operations and space solution offerings since commercialization. As of September 30, 2022, we had five rockets in various stages of production and one carrier aircraft in operation. We expect to accelerate our production of rockets to reach an annual production capacity of approximately 20 rockets. We have significantly reduced the per unit cost of producing rockets since production began. As such, we anticipate the costs to manufacture additional rockets to continue to decrease on a per unit basis as we advance and scale up our manufacturing processes and capabilities. However, the recent commercialization of our satellite launch and space solution offerings and the anticipated expansion of our rocket production have unpredictable costs and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, that may affect the timing and magnitude of these anticipated expenditures. Many of these risks and uncertainties are described in more detail in Part II, Item 1A. Risk Factors of this Quarterly Report on Form 10-Q. Our future capital requirements will depend on many factors, including rate of revenue growth, ability to reduce costs per unit, the expansion of research and development activities, hiring additional personnel, and investment in manufacturing operations. We may sell equity securities or debt securities or secure other debt financing in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such equity securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability.

Going Concern and Sources of Liquidity

The unaudited condensed consolidated interim financial statements included in this Quarterly Report on Form 10-Q have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these unaudited condensed consolidated interim financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

Prior to the Business Combination, our operations participated in cash management and funding arrangements managed by Virgin Investment Limited (“VIL”). Only cash and cash equivalents held in bank accounts legally owned by our entities are reflected in the consolidated balance sheets. Cash and cash equivalents held in bank accounts legally owned by the Parent

Company were not directly attributable to us for any of the periods presented. Transfers of cash, both to and from us, have been reflected as a contribution from or a distribution to the Parent Company in the consolidated balance sheets and as a financing activity on the accompanying consolidated statements of cash flows.

Our principal sources of liquidity following the Business Combination have been our cash and cash equivalents, including proceeds from our issuance and sale of a convertible debenture to the Investor (described more fully below) Yorkville and of a convertible note to VIL, and any additional capital that may be obtained through borrowings or additional sales of securities. As of September 30, 2022, we had an accumulated deficit of $960.0 million and cash and cash equivalents of $71.2 million. Our net loss and net cash used in operating activities for the nine months ended September 30, 2022 was $139.5 million and $158.0 million, respectively. We have not generated positive cash flows from operations or sufficient revenues to provide sufficient cash flows to enable us to finance our operations internally, and may not be able to raise sufficient capital to do so. As a result of the Company’s assessment of going concern considerations, management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans to mitigate an expected shortfall of capital to support future operations include expanding commercial operations, raising additional funds through borrowings or additional sales of securities or other sources, and managing our working capital. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to the Company or whether the Company will become profitable and generate positive operating cash flow. If the Company is unable to raise substantial additional capital, operations and production plans may be scaled back or curtailed. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Convertible Debenture with YA II PN, Ltd.

In June 2022, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Investor, pursuant to which we sold and issued to the Investor a convertible debenture in the principal amount of $50.0 million, which is convertible into shares of our common stock, subject to certain conditions and limitations set forth in the Purchase Agreement. The Investor is obligated to use commercially reasonable efforts to convert $2.7 million of the convertible debenture in each 30-day period beginning on August 28, 2022, provided that the certain conditions are satisfied as of each such period.

The convertible debenture bears interest at an annual rate of 6.0% and has a maturity date of December 29, 2023. The convertible debenture provides a conversion right, in which any portion of the principal amount of the convertible debenture, together with any accrued but unpaid interest, may be converted into shares of our common stock at a conversion price equal to the lower of (i) $4.64 or (ii) 95% of the average of the two lowest daily volume weighted average price of our common stock during the three (3) trading days immediately preceding the date of conversion (but not lower than a certain floor price, currently set at $2.52, that is subject to further adjustment in accordance with the terms of the convertible debenture).

The convertible debenture may not be converted into common stock to the extent such conversion would result in the Investor and its affiliates having beneficial ownership of more than 9.99% of our then outstanding shares of common stock; provided that this limitation may be waived by the Investor upon not less than 65 days’ prior notice to us. The convertible debenture provides us, subject to certain conditions, with a redemption right pursuant to which, upon three business days’ prior notice to the Investor in the case of a partial redemption or ten business days’ notice in the case of a full redemption, we may redeem, in whole or in part, any of the outstanding principal and interest thereon at a redemption price equal to 2.5% of the principal amount being redeemed up until October 1, 2022, and thereafter at a redemption price equal to 5.0% of the principal amount being redeemed.

Standby Equity Purchase Agreement

In March 2022, we entered into a standby equity purchase agreement (the “SEPA”) with the Investor, pursuant to which we have the right from time to time at our option to sell to the Investor up to $250.0 million of our common stock, subject to certain conditions and limitations set forth in the SEPA.

Upon the initial satisfaction of the conditions to the Investor's obligation to purchase shares of common stock set forth in the SEPA (the “Commencement”), including that a registration statement registering the resale by the Investor of the shares of common stock under the Securities Act that may be sold to the Investor by us under the SEPA is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion until the first day of the month next following the 36-month period from and after the date of the SEPA, to direct the Investor to purchase up to a specified maximum amount of shares of common stock as set forth in the SEPA by delivering written to the Investor. The purchase price of the shares of common stock that we may sell to the Investor pursuant to the SEPA will be 97.5% of the average of the volume weighted average price of our common stock during each trading day in the three (3) consecutive trading days commencing on the trading day following delivery of such a notice (other than any trading days excluded pursuant to the terms of the Purchase Agreement). The maximum amount to be sold pursuant to each notice may not exceed $50 million, and a notice cannot be delivered earlier than six trading days following the pricing period relating to any prior Notice. Any shares of common stock that may be sold by us under the SEPA will be sold in transactions exempt from registration under the Securities Act in reliance upon the exemption afforded under Section 4(a)(2).

The SEPA prohibits us from directing the Investor to purchase any shares of common stock pursuant to the SEPA if those shares, when aggregated with all other shares of our common stock then beneficially owned by the Investor and its affiliates, would result in the Investor and its affiliates having beneficial ownership of more than the 9.99% of our then outstanding shares of common stock. Additionally, under applicable Nasdaq rules, we may not issue to the Investor more than 19.99% of the total number of shares of common stock that were outstanding immediately prior to the execution of the SEPA without prior stockholder approval, unless certain stipulations are met. The SEPA also provides that we may request a pre-advance loan from the Investor in a principal amount not to exceed $50.0 million. Subject to the terms of the SEPA, we have the right to terminate the SEPA at any time after Commencement, at no cost or penalty, upon five (5) trading days’ prior written notice. In connection with the execution of the Purchase Agreement in June 2022, we agreed with the Investor not to sell to the Investor any shares under the SEPA until the earlier of the date upon which (i) all amounts outstanding under the convertible debenture have been fully repaid or converted into shares of common stock or (ii) the Investor no longer has any right or ability to convert any portion of the convertible debenture into shares of common stock.

We have agreed with the Investor not to sell to the Investor any shares under the SEPA until the earlier of the date upon which (i) all amounts outstanding under the convertible debenture purchased from us by the Investor have been fully repaid or converted into shares of common stock or (ii) the Investor no longer has any right or ability to convert any portion of the convertible debenture into shares of common stock.

Convertible Note with Virgin Investments Limited

On November 4, 2022, we sold and issued to VIL a senior unsecured convertible note (the “Convertible Note”) in the principal amount of $25.0 million, which is convertible into shares of our common stock or other Qualified Securities (as defined below), subject to certain conditions and limitations set forth in the Convertible Note. We sold and issued the Convertible Note pursuant to a subscription agreement, dated as of November 4, 2022 (the “Subscription Agreement”), between us, VIL and our domestic subsidiaries named therein that are jointly and severally guaranteeing our obligations under the Convertible Note (the “Guarantors”). We will use the net proceeds from the Convertible Note for working capital.

The Convertible Note contains customary events of default, bears interest at an annual rate of 6.0% (or 10.0% during the continuance of an event of default under the Convertible Note), payable in cash semi-annually, and has a maturity date of November 4, 2024, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. Subject to any limitations under the rules of Nasdaq Stock Market, the Convertible Note will automatically convert into Qualified Securities (as defined below) at a conversion price equal to the purchase price paid by investors in the relevant Qualified Financing (as defined below) if, prior to the earliest to occur of November 4, 2024, any Fundamental Change Effective Date and the effective date of any Merger Event (each as defined in the Convertible Note), we consummate a bona fide third-party financing of our common stock or securities convertible into or exchangeable for our common stock for gross cash proceeds of at least $50.0 million (excluding any securities purchased by VIL or its affiliates) in one or more related and substantially similar and simultaneous transactions at the same price (a “Qualified Financing” and the securities sold in such Qualified Financing, the “Qualified Securities”). VIL will have the option to convert all or a portion of the Convertible Note in accordance with such terms in a financing by us that would have been a Qualified Financing but for the gross cash proceeds in such financing being less than $50.0 million, with such conversion effected as described above as if such financing were a Qualified Financing. Additionally, on or after October 15, 2024, VIL has the right to convert all or any portion of the Convertible Note into shares of common stock at an initial conversion rate of 345.5425 shares of common stock per $1,000 principal amount of the Convertible Note (subject to adjustments as provided in the Convertible Note, the “Fixed Conversion Rate”). In the event of a Fundamental Change, a Merger Event (each as defined in the Convertible Note) or a redemption of the Convertible Note by us, or if any automatic conversion in connection with a Qualified Financing would be subject to limitations set forth in the relevant rules of Nasdaq Stock Market, VIL has the right to convert the Convertible Note at the Fixed Conversion Rate. Prior to the Maturity Date, we may redeem all or part of the Convertible Note for cash at a redemption price equal to 100% of the principal amount of the Convertible Note to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The Convertible Note contains a covenant that restricts our and the Guarantors’ ability to incur liens on our and the Guarantors’ assets and properties without VIL’s consent. If we undergo a Fundamental Change (as defined in the Convertible Note), then, subject to certain conditions, VIL may require us to repurchase for cash all or any portion of the Convertible Note at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Note to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. Initially, a maximum of 8,638,563 shares of the common stock may be issued upon conversion of the Convertible Note at the Fixed Conversion Rate, subject to adjustment provisions included in the Convertible Note.
Cash Flows
Historical Cash Flows
The following table summarizes our cash flows for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Cash used in operating activities	$(157,991)	$(111,694)
Cash used in investing activities	(17,025)	(21,791)
Cash provided by financing activities	51,228	138,705
Net (decrease) increase in cash and cash equivalents	$(123,788)	$5,220
Net Cash Used in Operating Activities
For the nine months ended September 30, 2022, net cash used in operating activities was $158.0 million primarily consisting of $139.5 million of net loss, adjusted for $12.0 million of non-cash and cash charges, and a decrease in net operating assets and liabilities of $30.5 million. The non-cash charges primarily included the charges in stock-based compensation of $12.0 million, depreciation and amortization of $9.6 million, the change in fair value of the equity investment in Arqit of $9.2 million, inventory write-down of $0.3 million, offset by the decrease for the change in fair value of liabilities classified as warrants of $15.9 million and the change in fair value of convertible note of $3.2 million. The net change in cash operating assets and liabilities are primarily due to the increase in inventory of $24.3 million, decrease in deferred revenue of $14.0 million and accounts payable of $9.4 million. For the nine months ended September 30, 2021, net cash used in operating activities was $111.7 million primarily consisting of $115.6 million of net loss, adjusted for $14.1 million of non-cash and cash charges and a decrease in net operating assets and liabilities of $10.2 million. Deferred revenue decreased due to launch related service revenues recognized during the nine months ended September 30, 2021. The non-cash charges primarily included charges for depreciation and amortization of $10.8 million, stock-based compensation of $8.3 million inventory write-down of $1.6 million offset by the decrease for the change in fair value of equity investment in Arqit of $4.9 million and the non-cash initial investment in SAS of $1.7 million. The net change in cash operating assets and liabilities are primarily due to the increase in inventory of $24.3 million and deferred revenue of $11.7 million.
Net Cash Used in Investing Activities
For the nine months ended September 30, 2022 and 2021, net cash used in investing activities was $17.0 million and $21.8 million, respectively. The nine months ending September 30, 2022 primarily consisted of $17.1 million for purchases of property and equipment. The nine months ending September 30, 2021 primarily consisted of $16.8 million for purchases of property and equipment and $5.0 million of investment in Arqit.
Cash Provided by Financing Activities
Net cash provided by financing activities was $51.2 million for the nine months ended September 30, 2022, consisting primarily of $50.0 million cash proceeds on convertible note, $1.5 million in proceeds from the exercise of stock options, offset by $0.2 million payments for finance lease obligations. Net cash provided by financing activities was $138.7 million for the nine months ended September 30, 2021, consisting primarily of equity contributions received from the Parent Company of $137.1 million, $1.7 million of proceeds from stock options exercised, offset by $0.2 million payments of finance lease obligations.

Critical Accounting Policies and Estimates
Our unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Quarterly Report are prepared in accordance with GAAP. We evaluated the development and selection of our critical accounting policies and estimates and believe that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgements used in the preparation of our condensed consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material. We re-evaluate our estimates on an ongoing basis.
We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our condensed consolidated financial condition and results of our operations. Refer to Note 2 - Summary of Significant Accounting Policies to our condensed consolidated financial statements appearing elsewhere in this Quarterly Report for a description of other significant accounting policies.

There have been no material changes in the critical accounting policies previously identified in our 2021 Annual Report on Form 10-K.
Recent Accounting Pronouncements
Please refer to Note 3 - Recently Issued Accounting Pronouncements to our condensed consolidated financial statements included elsewhere in this Quarterly Report for a description of recently issued accounting pronouncements.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Virgin Orbit is an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.
Virgin Orbit will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Virgin Orbit (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by Virgin Orbit’s emerging growth company status may make it difficult or impossible to compare Virgin Orbit’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 of our condensed consolidated financial statements included elsewhere in this Quarterly Report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted as of September 30, 2022.
Virgin Orbit will remain an “emerging growth company” under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of Virgin Orbit’s fiscal year in which Virgin Orbit has total annual gross revenue of at least $1.07 billion, as increased for inflation, (c) the last date of Virgin Orbit’s fiscal year in which Virgin Orbit is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Virgin Orbit has issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Item 3. Quantitative and Qualitative Disclosures About Market Risk

During the nine months ended September 30, 2022, there were no material changes to the information contained in Part II, Item 7A of the Company’s 2021 Annual Report on Form 10-K.

Item 4. Controls and Procedures
Background and Remediation of Material Weaknesses

In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2020, we identified two material weaknesses in our internal control over financial reporting for which we continue to remediate. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The first material weakness is related to the lack of sufficient personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for the proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment IT and application controls in our financial reporting.
We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include several actions:
•we are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;
•we are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists, to supplement our internal resources and segregate key functions within our business processes, if appropriate;
•we are designing and implementing IT and application controls in our financially significant systems to address our relative information processing objectives;
•we are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting; and
•finally, we are designing and implementing additional integration in our financially significant systems to provide the IT processes alongside efforts in business processes, which are supporting our internal control over financial reporting.

As of the date of this Quarterly Report on Form 10-Q, we have completed the following actions:

•we designed additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;

•we hired additional personnel, and have engaged third party consultants and specialists to supplement our internal resources; and

•we designed IT and application controls in our financially significant systems to address our relative information processing objectives.

The actions that we are taking are subject to ongoing senior management review, as well as oversight of the audit committee of our Board of Directors. We also may conclude that additional measures may be required to remediate the material weaknesses or determine to modify the remediation plans described above. We will not be able to conclude that we have remediated the material weaknesses until the applicable controls are fully implemented and operate for a sufficient period of time and management has concluded, through formal testing, that these controls are operating effectively. We will continue to monitor the design and effectiveness of these and other processes, procedures, and controls and make any further changes management deems appropriate.

The material weaknesses described above did not result in any material misstatements in our financial statements or disclosures. Based on additional procedures and post-closing review, management concluded that the consolidated financial statements included in this Quarterly Report on Form 10-Q present fairly, in all material respects, our financial position, results of operations, and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States.

Limitations on Effectiveness of Controls and Procedures

In designing and evaluating our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our chief executive officer and chief financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q. While we continue to remediate the material weaknesses described above, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were not effective as of September 30, 2022 due to the material weaknesses in our internal control over financial reporting described above.

However, after giving full consideration to these material weaknesses, and the additional analyses and other procedures that we performed to ensure that our condensed consolidated financial statements included in this Quarterly Report on Form 10-Q were prepared in accordance with U.S. GAAP, our management has concluded that our condensed consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows for the periods disclosed in conformity with U.S. GAAP.

Changes in Internal Control over Financial Reporting

Other than as described above, there have been no material changes in our internal control over financial reporting in connection with the evaluation required by Rules 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the three months ended September 30, 2022 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION
Item 1.    Legal Proceedings
We are, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows. The outcome of legal matters and litigation, however, is inherently uncertain and therefore if one or more of these legal matters were resolved against us for amounts in excess of our expectations, our results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.
Item 1A. Risk Factors

In addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this Quarterly Report are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Our Business and Industry

We will require additional financing to expand our operations and grow our business, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our research and development, operations or commercialization efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

Since inception, our operations have consumed substantial amounts of cash, which was funded primarily through cash flows financed by our previous corporate parent, Vieco 10 (“Vieco 10”) until December 29, 2021, the date on which Virgin Orbit consummated the transaction that resulted in its business becoming a public company. Our net losses were $139.5 million and $115.6 million for the nine months ended September 30, 2022 and 2021, respectively. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. While we have generated limited revenue from our initial launches, we only began commercial launch operations in 2021, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase our profitability. Our ability to generate profit will depend on our ability to grow our operations and drive operational efficiencies in our business to generate better margins. Assuming we have access to adequate capital to fund our operating plan, we expect our operating expenses to increase over the next several years as we increase the number of our launches each year, continue to attempt to streamline our manufacturing process, hire additional employees, increase marketing efforts, expand our sales resources, expand our commercial and civil operations, national security and defense services, including franchise spaceports and dedicated aircraft for military use, and space solutions and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect, and we may not succeed in increasing our revenue sufficiently to offset these expenses or realize the benefits we anticipate. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Our future growth and operating performance may fail to meet investor or analyst expectations, or we may have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations. In addition, other unanticipated costs may arise.

Additional factors may further accelerate our need for additional financing, including if our revenues are lower than expected, or if our costs and expenses on a go-forward basis are higher than expected; furthermore, our operating plan may change as a result of many factors, including those currently unknown to us, and we may need to seek additional funds sooner than planned, in each case, through public or private equity, debt financings or other sources. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. Our management continues to monitor market conditions and pursue additional sources of capital.

Additional funding may not be available to us on acceptable terms, or at all, and any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop, enhance or operate our launch services, improve our operating infrastructure, acquire complementary businesses and technologies, or develop and expand marketing and sales resources or engage in commercialization efforts. Furthermore, even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital due to favorable market conditions or strategic considerations. If adequate funds are not available on a timely or reasonable basis, we may be required to delay, limit, reduce or terminate our research and development, operations or commercialization efforts. We could be forced to sell or dispose of certain of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

Our losses from operations and liquidity conditions raise substantial doubt regarding our ability to continue as a going concern.

As of September 30, 2022, we have not generated positive cash flows from our operations or generated sufficient revenues to provide sufficient cash flows to enable us to finance our operations internally. We have incurred significant losses since our inception and had an accumulated deficit of $960.0 million as of September 30, 2022 and we expect to continue to incur net losses. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the date of the issuance of the unaudited interim condensed consolidated financial statements included in this Quarterly Report on Form 10-Q. Our ability to continue as a going concern is dependent on our ability to generate cash flows from operations and find additional sources of funding through either equity offerings, debt financings, or a combination of any such transactions.

Management is exploring plans to mitigate an expected shortfall of capital to support future operations include expanding commercial operations, raising additional funds through borrowings or additional sales of securities or other sources, and managing our working capital. However, there is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to us or whether we will become profitable and generate positive operating cash flow. If we are unable to raise substantial additional capital, our operations and production plans may be scaled back or curtailed. . If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to the Company, there is substantial doubt that the Company will be able to continue as a going concern. If the foregoing plans are unsuccessful and we are unable to continue as a going concern, you could lose all or part of your investment in the Company.
The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small low Earth orbit (“LEO”) satellites, our national security and defense services and space solutions, and to convert contracted revenues and our pipeline of potential contracts into actual revenues.
We have generated only limited revenue from launching payloads, and we expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively market and sell our launch services for small LEO satellites. We expect that our success will also be highly dependent on our ability to effectively market and sell our launch services in connection with national security and defense services, such as missile defense targets and hypersonic applications, and space solutions, including IoT solutions. We have limited experience in marketing and selling such services and applications, and if we are unable to utilize our current or future sales organization effectively in order to adequately target and engage our potential customers, our business may be adversely affected. We also expect to expand our marketing services as part of our expansion in the near future. There can be no assurance that our investment in this regard will be successful or result in revenue growth.
We also expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. We have received interest from a wide range of customers across various satellite applications or use cases, both in the public and private sectors. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because a majority of our customers have the right to terminate their launch service agreements if our launches are delayed beyond a specified period or if we do not achieve certain milestones. We may experience delays or we may not meet these milestones, in which case the value of our contracted revenues may be significantly lower than our current estimates. Additionally, if we are unable to keep up with the demand for our launch services from a production and delivery perspective, we may not be in a position to deliver on our contracted revenues or our pipeline of potential contracts. Customers may also experience defaults or bankruptcies, which may impact our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. For example, for the year ended December 31, 2020, our revenues were impacted by the bankruptcy of our largest commercial customer. See Note 17. Commitments and Contingencies in the notes to the condensed consolidated financial statements included in this Quarterly Report for further details.
We remain in active discussions with potential customers and anticipate an increase in contracted revenue as the small-satellite and satellite constellation markets and demand for national security and defense services and space solutions, such as IoT services, continue to develop. Our success depends, in part, on our ability to attract new customers and retain existing customers in a cost-effective manner. Notwithstanding our estimated contracted revenue, we expect that we will need to make significant investments in order to attract new customers. Our sales growth is dependent upon our ability to implement strategic initiatives, and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of customers in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new customers at the same rate as past campaigns or brand content.
We may be unable to attract new customers or our number of customers may decline materially or fluctuate as a result of many factors, including, among other things:
•dissatisfaction with the quality of, or pricing of, our launch services or with changes we make to our launch services;
•competition in the launch services industry;
•negative publicity related to our brand;
•lack of market acceptance of our business model, particularly in new geographies where we seek to expand such as the United Kingdom, Brazil and Japan;
•changes to government defense spending levels; or
•the unpredictable nature of the impact of the COVID-19 pandemic and its variants or a future outbreak of disease or similar public health concern.
In addition, if we are unable to provide high-quality support to customers or help resolve issues in a timely and acceptable manner, our ability to attract and retain customers could be adversely affected. If we are unable to attract new customers or retain existing customers for any of these reasons among others, our business, financial condition and results of operations will be harmed.
The market for launch services for small LEO satellites and space solutions is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.
The market for launch services for small LEO satellites and space solutions, such as IoT services, is not yet well established and is still emerging. Our estimates for the total addressable launch market and satellite market are based on a number of internal and third-party estimates, including our contracted revenue, the number of potential customers who have expressed interest in our services, assumed prices and production costs for our rockets, assumed launch cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our ability to grow our business depends on the successful operation and performance of our launch systems and related technology and our ability to introduce new enhancements or services in a timely manner, which are subject to many uncertainties, some of which are beyond our control.
Our current forecasts depend on our ability to make further enhancements to our rockets design and specifications, including our ability to make further cost reductions and increases to the efficiency of our rockets, for example, through increases in rocket payload capacity. If we do not complete these enhancements in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful enhancement of our launch systems and development of related technology involves many uncertainties, some of which are beyond our control, including:
•timing of finalizing launch systems enhancements;
•our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;
•performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;
•performance of a limited number of suppliers for certain raw materials and supplied components;
•performance of our third-party contractors that support our research and development activities;
•our ability to maintain rights from third parties for intellectual properties critical to our research and development activities;
•our ability to maintain sufficient financing to fund our planned operations and capital expenditures;
•our ability to continue funding and maintain our current research and development activities; and
•the impact of the COVID-19 pandemic and its variants on us, our customers, suppliers and distributors, and the global economy.
Furthermore, the development of space solutions will require leveraging our existing launch capabilities and our track record as a systems integrator to offer smart mobility and smart logistics services and data analytics. If we are unable to introduce these new enhancements, services or leverage our capabilities in a timely and cost-effective manner, our sales, profitability and our ability to grow our business could be adversely impacted.
We may not be able to convert our contracted revenue or potential contracts into actual revenue.

We expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because a majority of our customers has the right to terminate their launch service agreements if we do not achieve certain milestones, such as the timely completion of project reviews, or other termination rights stemming from launch delays. We may experience delays or we may not meet these milestones, in which case the value of our contracted revenues may be significantly lower than our current estimates. Additionally, we may determine not to consummate a binding business relationship with a counterparty with whom we only have a non-binding letter of intent or memorandum of understanding. We remain in active discussions with potential customers and anticipate an increase in contracted revenue as the markets for small-satellite launch, satellite constellations, national security and defense services and space solutions continue to develop.
Some of our existing launch service agreements include provisions allowing the customers to terminate the contracts for convenience, with a termination penalty for at least the amounts already paid, or to terminate the contracts for cause (for example, if we do not achieve certain milestones on a timely basis). If any of our significant launch service agreements is terminated and not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts. As a result, we may not receive some revenue from these orders, and any contracted revenue we report may not be indicative of our future actual revenue.
Many events may cause a delay in our ability to fulfil our existing or future orders, or cause planned launches not to be completed at all, some of which may be out of our control, including unexpected weather patterns, maintenance issues, technical issues, natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule launches, which could have a material adverse effect on our business, financial condition and results of operations.
We routinely conduct hazardous operations when testing and launching our rockets, which could result in damage to property or persons. Unsatisfactory performance or failure of our rockets and related technology at launch or during operations could reduce customer confidence and have a material adverse effect on our business, financial condition and results of operations.
We manufacture and operate highly sophisticated launch systems that depend on complex technology. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our launch systems meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, pilot error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our businesses, including the loss of customer confidence in our business, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise.

Such issues with our launch systems could result in delaying or cancelling planned launches, increased regulation or other systemic consequences. In particular, given the importance of Cosmic Girl for our launch operations, if an anomaly or defect were to be detected in Cosmic Girl, which would delay use of the aircraft, we would not be able to provide launch services for a significant amount of time. Likewise, damage to or unexpected and prolonged maintenance of Cosmic Girl would impact our launch cadence until repair, replacement or maintenance is completed.
Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, or damages to customer payloads could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our rockets at a quantity and quality that our customers demand, our ability to grow our business may suffer.
The success of our business depends in part on effectively managing and maintaining our launch services, manufacturing additional rockets and satellites, conducting a sufficient number of launches to meet customer demand and providing customers with an experience that meets or exceeds their expectations. Even if we succeed in developing rockets consistent with our targeted timeline, we could thereafter fail to develop the ability to produce these rockets at quantity with a quality management system that ensures that each unit performs as required or could fail to anticipate and respond in a timely and cost-effective manner to changes in market preferences. Any delay in our ability to produce rockets at our expected rate of production and with a reliable quality management system could have a material adverse effect on our business, financial condition and results of operations. Any event or circumstance resulting in reduced market acceptance of our launch services could reduce our sales. Unanticipated shifts in market preferences may also result in excess inventory and underutilized manufacturing capacity. For example, a market shift away from IoT services could result in significantly less space solutions demand and therefore reduced demand for our launch services.
In addition, if our current or future launch services do not meet expected performance or quality standards, this could cause operational delays. Further, launch operations within restricted airspace require advance scheduling and coordination with government agencies, range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of our launch operations or could result in cancellations or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to conduct our launches could have a material adverse effect on our business, financial condition and results of operations.
We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our business development, research and development, customer and commercial strategy, products and services, supply chain, and manufacturing functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and manufacture our rockets as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support with regard to national security, defense services and space solutions, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our rockets and other equipment. Further, as we continue to grow our revenue from expansion of our portfolio of space offerings and further our commercialization of our small-satellite launch operations, we expect that our costs will increase. For example, increases in costs will include the quarterly royalty expenses that will ramp-up under the TMLA.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, finding manufacturing capacity to produce our rockets and other equipment, and delays in production and launches or deployment of national security and defense services and space solutions. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our launch cadence, hire more employees, and continue research and development efforts relating to new products and technologies and expand internationally. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.
Our prospects and operations may be adversely affected by changes in market preferences and economic conditions that affect demand for our launch services.
Because our business is currently concentrated on launching small LEO satellites, we are vulnerable to changes in market preferences or other market changes, such as general economic conditions, energy and fuel prices, recession and fears of recession, interest rates, tax rates and policies, inflation, war and fears of war, inclement weather, natural disasters, terrorism and outbreak of viruses or widespread illness. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our potential customers may choose not to expend the amounts that we anticipate based on our expectations with respect to the addressable market for launch and satellite services. Significant investment into larger systems by the government or commercial players could have a negative impact on the demand for small LEO satellites. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased market confidence, decreased interest in space solutions, decreased discretionary spending and reduced customer or governmental demand for LEO launch vehicles and satellites, which could have a material adverse effect on our business, financial condition and results of operations.
Adverse publicity stemming from any incident involving us or our competitors could have a material adverse effect on our business, financial condition and results of operations.
We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. If our rockets or payloads or those of one of our competitors were to be involved in a public incident, accident or catastrophe, this could create an adverse public perception of satellite launch or manufacturing activities and result in decreased customer demand for launch and satellite services, which could cause a material adverse effect on our business, financial conditions and results of operations. Further, if our rockets or other equipment were to be involved in a public incident, accident or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business could cause customers with existing contracts with us to cancel their contracts and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from an incident or accident.
Due to the unique structure of our launch operations, there is the possibility that an accident or catastrophe could lead to the loss of human life or a medical emergency.
We rely on human involvement to conduct our launch operations and undertake regular maintenance of our rockets, elements of which involve hazardous operations. In our test and launch operations, our technicians must approach the rocket to connect and disconnect hoses and pipes through which the propellant, RP-1 fuel and liquid oxygen, flows into the rocket. In addition, during launch and any flight test with a fully loaded rocket, two pilots and two launch engineers are on board Cosmic Girl. While we believe that the design and operation of our systems and the safety procedures we follow enable us to manage and limit the risk of an accidental combustion of the propellant or any other catastrophe related to the launch operations, including the operation of Cosmic Girl, these processes involve hazardous operations which may result in the loss of human life or a medical emergency for our technicians, pilots and launch engineers.
Increased congestion from the proliferation of LEO constellations could materially increase the risk of potential collisions with space debris and limit or impair the growth of the small LEO satellite market.

Recent years have seen increases in the number of satellites deployed to low earth orbits, and publicly announced plans calling for many thousands of additional satellite deployments over the next decade. The proliferation of these LEO constellations and the increased launch activity to deliver them will greatly increase the number of objects in orbit. This change could materially increase the potential risks of collisions occurring among satellites and space debris. The potential for such incidences could limit or impair the growth of the small LEO satellite market, as potential customers may be less inclined to use our launch services to deliver payloads into low earth orbits.

In addition, the redundant processes we have in place may not eliminate the risk that the release mechanism governing deployment of the rocket may malfunction, thereby potentially producing detrimental effects to the payload stack.
Certain future operational facilities may require significant expenditures in capital improvements and operating expenses to develop and foster basic levels of service needed by our launch operations, and the ongoing need to maintain existing operational facilities requires us to expend capital.
Increasing the manufacturing rate of our rockets, including the production rate of our rockets, may require significant capital expenditures, and in the future we may be required to make similar expenditures to expand, improve or construct additional facilities for the manufacture and testing of our rockets. In addition, as our existing facilities in Long Beach, California mature, our business will require capital expenditures for the maintenance, renovation and improvement of these locations to remain competitive. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, we will need to borrow or otherwise obtain funds. If we cannot access the capital we need, we may not be able to execute our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new locations or renovations or enhancements at existing locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.
We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.
Our ability to manufacture our rockets is dependent upon sufficient availability of raw materials and supplied components, including hydrogen, helium, liquid oxygen and nitrogen which are used in our rockets and RP-1 (which is our rocket fuel), some of which are sourced from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in the manufacture of our rockets or increased costs.
In addition, we have in the past and may in the future experience delays in manufacturing or operations as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the International Traffic in Arms Regulations (the “ITAR”), the Export Administration Regulations (the “EAR”) and other restrictions on transfer of sensitive technologies.
Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could have a material adverse effect on our business, financial condition and results of operations.
We and our suppliers rely on complex systems and components, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We and our suppliers rely on complex systems and components for the operation and assembly of our launch systems and services, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. These components may suffer unexpected malfunctions from time to time and may require repairs and spare parts to resume operations, which may not be readily available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in various components, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, they may result in monetary losses, delays, unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, financial condition and results of operations.

If we experience unexpected costs to fulfill a launch service contract in excess of the estimated transaction price, we would have to record an estimated contract loss provision which could adversely affect our financial results.
Our launch service contracts generally consist of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. When we determine it is probable that costs to provide the services stipulated by a launch services agreement will exceed the allocated fixed price for each launch, we record a provision for a contract loss. Contract losses are recorded at the contract level and are recognized when known. The provision for contract losses outstanding as of September 30, 2022 was $18.6 million of contract losses and $17.9 million recorded as a reduction to inventory on the condensed consolidated balance sheets.
Consistent with the accounting of our firm fixed price contracts, we continually review cost performance and estimates-to-complete at least quarterly and in many cases more frequently. Adjustments to original estimates for a contract’s revenue, estimated costs at completion and estimated profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. The impact of revisions in estimate of completion for our launch service contracts are recognized on a cumulative catch-up basis in the period in which the revisions are made. Our future results of operations would be adversely affected to the extent we incur unanticipated contract losses on our fixed-price contracts.
We face intense competition in the commercial launch industry and other industries in which we may operate.
We face intense competition in the commercial launch industry. Currently, our primary competitors in the U.S. market for commercial launch of small-satellites to LEO are SpaceX and RocketLab. In addition, we are aware of several entities actively engaged in developing commercial launch capabilities for small and medium sized payloads, including Relativity, Astra Space, Inc., ABL, and Firefly, among others. We also face competition from foreign launch companies, such as Arianespace, Vega and launch providers in China and India, as well as potential new competitors in other countries.
Some of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.
We believe our ability to compete successfully as a commercial provider of launch services does and will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, customer confidence in the safety of our offerings, customer satisfaction with the services we offer, and the frequency and availability of our launch services. If we are unable to compete successfully, this could cause a material adverse effect on our business, financial condition and results of operations.
We expect to invest significant resources in developing new offerings and exploring the application of our proprietary technologies for other uses in national security and defense services and space solutions, and those opportunities may never materialize.
While our primary focus for the foreseeable future will be on commercializing launch services, we may invest significant resources in developing new technologies, services, products and offerings related to our national security and defense services and space solutions. Development of some of these new technologies, services, products and offerings, such as those related to our national security and defense services, are tied to existing contractual obligations. However, we may not realize the expected benefits of these investments. Relatedly, we may be subject to competition from our competitors within the launch industry, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Further, under the terms of the TMLA, our ability to operationalize some of the technologies may be dependent upon the consent of VEL. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.
Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.
We conduct a significant portion of our business pursuant to government contracts, including with the U.S. government, which are subject to unique risks including early termination, audits, investigations, sanctions and penalties.
We derive significant revenue from contracts with the U.S. government and plan to enter into further contracts with the U.S. and foreign governments in the future. By 2025, we expect a substantial portion of our revenues to be earned pursuant to U.S. and foreign government contracts. Business conducted pursuant to such contracts is subject to extensive procurement regulations, including the Federal Acquisition Regulation, and other unique risks.
These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.
Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. Funding may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. Further uncertainty with respect to ongoing programs could also result if the U.S. government finances its operations through temporary funding measures such as “continuing resolutions” rather than full-year appropriations.
In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:
•specialized disclosure and accounting requirements unique to government contracts;
•financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•extraneous technical and quality related audits to obtain insight and oversight;

•public disclosures of certain contract and company information; and
•mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Certain contracts with the U.S. government require us to maintain a facility security clearance and be effectively insulated from foreign ownership, control and influence (“FOCI”) under the National Industrial Security Program. While we have not had in the past, and do not expect to have, any difficulties maintaining our facility security clearance, failure to maintain a required FOCI mitigation agreement with the U.S. Department of Defense (“DoD”) and to comply with such agreement and applicable U.S. government industrial security regulations (including but not limited to the National Industrial Security Program Operating Manual) could result in invalidation or termination of our facility security clearance, which would mean that we would not be able to enter into future contracts with the U.S. government requiring such clearances, and may result in the loss of our ability to complete certain existing contracts with the U.S. government.
Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (“False Claims Act”) (including treble damages and other penalties), or criminal law. The False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could cause a material adverse effect on our business, financial condition and results of operations.
Changes in levels of U.S. government defense spending or overall acquisition priorities could negatively impact our financial position and results of operations.
We derive a substantial portion of our revenue from the U.S. government, primarily from defense related programs. Levels of U.S. defense spending are very difficult to predict and may be impacted by numerous factors, such as the evolving nature of national security threats, U.S. foreign policy, the domestic political environment, macroeconomic conditions and the ability of the U.S. government to enact relevant legislation such as authorization and appropriations bills.
The Bipartisan Budget Act of 2019 raised preexisting spending limits on federal discretionary defense and non-defense spending for fiscal years 2020 and 2021 (“FY20” and “FY21,” respectively), reducing budget uncertainty and the risk of sequestration. Although FY20 and FY21 appropriations have been enacted, the timeliness of future appropriations for government departments and agencies remains a recurrent risk. A lapse in appropriations for government departments or agencies would result in a full or partial government shutdown, which could impact our operations. Alternatively, Congress may fund government departments and agencies with one or more “continuing resolutions” rather than full-year appropriations; however, this could restrict the execution of certain program activities and delay new programs or competitions. In addition, long-term uncertainty remains with respect to overall levels of defense spending beyond FY22 and it is likely that the U.S. government discretionary spending levels will continue to be subject to pressure.
In addition, there continues to be uncertainty with respect to future acquisition priorities and program-level appropriations for the DoD and other government agencies (including NASA), including tension between modernization and sustainment investments, within the overall budgetary framework described above. Future budget cuts or investment priority changes, including changes associated with the authorizations and appropriations process could result in reductions, cancellations, and/or delays of existing contracts or programs. Any of these impacts could have a material adverse effect on our results of operations, financial position and cash flows.
Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.
If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. Our facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any of our third-party providers’ systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any of our third-party providers’ business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and could have a material adverse effect on our business, financial condition and results of operations.
In addition, we use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. Replacing such systems is often time-consuming and expensive, and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to acquire and serve our customers, which could materially adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

Our networks and those of our third-party service providers may be vulnerable to security risks.
The secure transmission of confidential, classified or export-controlled information in encrypted form over public networks is a critical element of our operations. Our networks, and those of our third-party service providers, including AWS, may be vulnerable to unauthorized access, computer viruses and other security problems, including our inadvertent dissemination of non-public, classified or export-controlled information. Persons who circumvent security measures or gain access to customer information could wrongfully use our or our customers’ information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.
Additionally, our reputation could be damaged. If an actual, threatened or perceived breach of our or our third-party service providers’ security were to occur, or if we were to inadvertently release confidential customer or supplier information, the market perception of the effectiveness of our security measures could be harmed. We and/or our third-party service providers may be required to expend significant resources to protect against the threat of any such security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Any security measures implemented by us or our service providers may prove to be inadequate and have an adverse effect on our business, financial condition and operating results.
Cyber-attacks and other security breaches could have an adverse effect on our business, harm our reputation and expose us to liability. Cybersecurity incidents could disrupt our business or result in the loss of critical and confidential or classified information.
Our business may be impacted by disruptions to our own or third-party information technology (“IT”) infrastructure, which could result from (among other causes) cyber-attacks on or failures of such infrastructure or compromises to its physical security, as well as from damaging weather or other acts of nature. Cyber-based risks, in particular, are evolving and include, but are not limited to, both attacks on our IT infrastructure and attacks on the IT infrastructure of third parties (both on premises and in the cloud) attempting to gain unauthorized access to our confidential or other proprietary information, classified or export-controlled information, or information relating to our employees, customers and other third parties. Cyber-based risks could also include attacks targeting the security, integrity and/or availability of the hardware, software and information installed, stored or transmitted in our rockets and systems. Such attacks could disrupt our systems or those of third parties, impact business operations, result in unauthorized release of confidential or otherwise protected information, and corrupt our data or that of third parties.
The threats we face vary from attacks common to most industries to more advanced and persistent, highly organized adversaries, including nation states, which target us and other defense contractors. We continue to make investments and adopt measures designed to enhance our protection, detection, response, and recovery capabilities, and to mitigate potential risks to our technology, products, services and operations from potential cyber-attacks. However, our current measures are limited, and it is possible that intrusions or potential vulnerabilities could go undetected for an extended period or that the measures we have taken or will take are inadequate to protect against, or adequately respond to or mitigate, the effects of such cyber-attacks. We could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations, the compromise of confidential or otherwise protected information, misappropriation, destruction or corruption of data, security breaches, other manipulation or improper use of our or third-party systems, networks or products, financial losses from remedial actions, loss of business, or potential liability, penalties, fines and/or damage to our reputation, any of which could have a material adverse effect on our business, competitive position, financial condition and results of operations. Due to the evolving nature of such risks, the impact of any potential incident cannot be predicted.
Due to our hybrid work environment, we may face increased business continuity and cyber risks that could significantly harm our business and operations.
The COVID-19 pandemic has caused us to modify our business practices by migrating a portion of our employees to a primarily remote setup where they access our servers remotely through home or other networks to perform their job responsibilities. While some of our operations can be performed remotely and are operating effectively at present, there is no guarantee that this will continue or that we will continue to be as effective while working remotely because our team is dispersed, many employees and contractors may have additional personal needs to attend to (such as looking after children as a result of school closures or a family member who becomes sick), employees may become sick themselves and be unable to work, and any unavailability of or unreliable home Internet may affect work continuity and efficiency. As COVID-19 conditions improve and restrictions are lifted, similar uncertainties exist with the return to work process, particularly in light of the spread of COVID-19 variants.

Additionally, while we put in place additional safeguards to protect data security and privacy, a remote workforce places additional pressure on our user infrastructure and third parties that are not easily mitigated, including additional dependencies on third-party communication tools, such as instant messaging and online meeting platforms.
We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.
Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. As we expand our business, our estimates of the required team size to support our estimated launch rates may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.
Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition and results of operations.
Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties and the facilities of our third-party contractors and suppliers that may be caused by fires, earthquakes, tsunamis and other natural disasters or severe weather, power losses, telecommunications failures, terrorist attacks, disruptive political events, epidemic outbreaks, human errors and similar events. Additionally, our manufacturing and launch operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.
Moreover, while Cosmic Girl anticipates having multiple launch locations around the world from which she can take off, our initial launch operations are currently launched from the Mojave Air and Space Port based in Mojave, California. Likewise, our payload processing is undertaken at our payload processing facility in Long Beach, California. Any significant interruption due to any of the above hazards and operational risks to the manufacturing or operation of our payload processing and space launch systems at one of our primary facilities, including from weather conditions, natural disasters, growth constraints, performance by third-party providers (such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located, or damage sustained to the runway could result in manufacturing delays or the delay or cancellation of our planned commercial launches and, as a result, could have a material adverse effect on our business, financial condition and results of operations.
For example, severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability of our launches to be carried out as planned, resulting in additional expense to reschedule, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, we may be unable to maintain or increase our launch schedules or fulfill our other contracts.
Moreover, the disaster recovery and business continuity plans we have in place currently may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial launch operations. Our insurance coverage may also be inadequate to cover our liabilities related to such hazards or operational risks. We may also be unable to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could have a material adverse effect on our business, financial condition and results of operations.
The COVID-19 pandemic has negatively affected and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Any outbreak of contagious diseases or other adverse public health developments, including with respect to COVID-19 or otherwise, could have a material adverse effect on our business operations. These impacts to our operations have included, and could again in the future include, disruptions or restrictions on the ability of our employees’ and customers’ to travel or our ability to pursue collaborations and other business transactions, travel to customers, and oversee the activities of our third-party manufacturers and suppliers. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers.
While travel restrictions and business closures have largely lifted, we are continuing to monitor and assess the effects of the COVID-19 pandemic on our operations; however, we cannot at this time accurately predict what effects these conditions will ultimately have on our operations due to uncertainties relating to the severity of the disease, the duration of the outbreak and outbreak of further variants. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our services and impact our operating results.
We have identified two material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.
As a public company, we are generally required, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each Annual Report on Form 10-K to be filed with the SEC, starting with our annual report for the year ending December 31, 2022. This assessment, pursuant to Section 404(a) of the Sarbanes-Oxley Act, will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Additionally, once we are no longer an emerging growth company, pursuant to Section 404(b) of the Sarbanes-Oxley Act, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. If we are unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements to our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in, and the value of, our common stock.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate. In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2020, we identified two material weaknesses in our internal control over financial reporting for which we continue to remediate. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The first material weakness is related to the lack of sufficient personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for the proper segregation of duties and the ability to close our books and records and report its results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment information technology and application controls in our financial reporting.
We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our remediation efforts include several actions:
•we are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal control over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;
•we are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists, to supplement our internal resources and segregate key functions within our business processes, if appropriate;
•we are designing and implementing IT and application controls in our financially significant systems to address our relative information processing objectives; and
•we are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting.

•finally, we are designing and implementing additional integration in our financially significant systems to provide the IT processes alongside efforts in business processes, which are supporting our internal control over financial reporting.

As of the date of this Quarterly Report on Form 10-Q, we have completed the following actions:

•we designed additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;

•we hired additional personnel, and have engaged third party consultants and specialists to supplement our internal resources; and

•we designed IT and application controls in our financially significant systems to address our relative information processing objectives.

However, while we have designed and implemented measures to remediate our existing material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. Our current controls and any new controls that we are developing may become inadequate because of changes in conditions in our business, personnel, IT systems and applications, or other factors. We can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition or results of operations.
Risks Related to Intellectual Property
If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.
Our success depends, in part, on our ability to protect and maintain our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies, technical expertise and other proprietary know-how we utilize in designing, developing, implementing and maintaining applications and processes used in our launch systems and related technologies. To date, we have relied primarily on a combination of trade secrets, trademarks and non-disclosure agreements to protect our intellectual property, and intend to continue to rely on these and other means, including patent protection, in the future. Our trademark applications may not be granted, any trademark registrations that may be issued to us may not sufficiently protect our intellectual property, and our intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business.
Further, although we enter into non-disclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our customers, consultants, suppliers and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and suppliers, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.
Additionally, monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations and cash flows. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.
The “Virgin” brand is not under our control, and negative publicity related to the Virgin brand name could materially adversely affect our business.
We believe the “Virgin” brand, which is integral to our corporate identity, represents quality, innovation, creativity, fun, a sense of competitive challenge and employee-friendliness. We are licensed to use the “Virgin” brand in our business pursuant to a license granted under the TMLA from VEL, an entity affiliated with the Virgin Group. We expect to rely on the general goodwill of our customers and our pilots and employees towards the Virgin brand as part of our internal corporate culture and external marketing strategy.
We will not own the Virgin brand or any other Virgin-related assets, and we will license the right to use the Virgin brand pursuant to the TMLA. The Virgin brand is also licensed to and used by a number of other companies unrelated to us and in a variety of industries, and the integrity and strength of the Virgin brand will depend in large part on the efforts of the licensor and any other licensees of the Virgin brand and how the brand is used, promoted and protected by them, which will be outside of our control. Consequently, any adverse publicity in relation to the Virgin brand name or its principals, or in relation to another Virgin-branded company over which we have no control or influence, could have a material adverse effect on our business, financial condition and results of operations.
In addition, the license to the Virgin brand granted to us under the TMLA will expire in no later than thirty years under the terms of the agreement and there is no guarantee that we will renew or replace the TMLA on commercially reasonable terms or at all. In addition, there are certain circumstances under which the TMLA may be terminated in its entirety. In addition, VEL may elect not to renew the TMLA at the end of the initial 10-year term or the first 10-year renewal term. Termination or non-renewal of the TMLA would eliminate our rights to use the Virgin brand and may result in our having to negotiate a new or reinstated agreement with less favorable terms or cause us to lose our rights under the TMLA, including our right to use the Virgin brand, which would require us to change our corporate name and undergo other significant rebranding efforts. These rebranding efforts may require significant resources and expenses and may affect our ability to attract and retain customers, all of which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.
Protecting and defending against intellectual property claims may have a material adverse effect on our business.
Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property, including the Virgin brand that we license from VEL, a member of the Virgin Group. Under the TMLA, VEL holds the right to take actions to obtain, maintain, enforce and protect the Virgin brand. Should VEL determine not to maintain, enforce or protect the Virgin brand or other licensed intellectual property, we could be materially harmed.
To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.
In addition, we may from time to time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.
Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.
Risks Related to Legal, Regulatory, Accounting and Tax Matters
If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.
As part of our growth strategy, we plan to leverage our initial U.S. operations to expand internationally. We have publicly announced plans to launch from the United Kingdom, Brazil and Japan. As such, we expect that we will be subject to additional risks related to entering into international business relationships, including:
•restructuring our operations to comply with local regulatory regimes;

•identifying, hiring and training highly skilled personnel;
•unexpected changes in tariffs, trade barriers and regulatory requirements, including ITAR, EAR and Office of Foreign Assets Control (“OFAC”);
•economic weakness, including inflation, in foreign economies and markets;

•the impact of geo-political instability, civil unrest, war and/or events of terrorism, such as the ongoing armed military conflict between Russia and Ukraine, and any related volatility and disruption in the global markets;
•compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•foreign taxes, including withholding of payroll taxes;
•the need for U.S. government approval to operate our launch systems outside the United States;
•foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;
•government appropriation of assets;
•workforce uncertainty in countries where labor unrest is more common than in the United States; and
•disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act (“FCPA”), OFAC regulations and U.S. anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.
Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.
We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our launch operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our business, financial condition and results of operations.
Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, conducting commercial launches in the United States requires licenses and permits from certain agencies of the Department of Transportation, including the Federal Aviation Administration (the “FAA”), and review by other agencies of the U.S. Government, including the DoD, Department of State, NASA, and the Federal Communications Commission (the “FCC”). License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Delays in FAA action allowing us to conduct commercial launches could adversely affect our ability to operate our business and our financial results.
Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs.
Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.
We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.
Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm.
Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our launch business. The authorization requirements include the need to get permission to release controlled technology to foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-corruption and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other third-parties who act on the company’s behalf from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We maintain policies and procedures designed to promote compliance with the anti-corruption laws. However, we cannot provide assurance that our internal controls will always prevent and detect noncompliance, and we can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other third parties who act on our behalf, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
We are subject to environmental regulation and may incur substantial costs.
We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal and many state laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties or at third-party sites where we have sent hazardous substances for disposal without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect our operations, operating costs, or competitive position.
Environmental, social and governance matters may impact our business and reputation.
Increasingly, in addition to the importance of their financial performance, companies are being judged by their performance on a variety of environmental, social and governance (“ESG”) matters, which are considered to contribute to the long-term sustainability of companies’ performance.
A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, companies’ efforts and impacts on climate change and human rights, ethics and compliance with law, diversity and the role of companies’ board of directors in supervising various sustainability issues.
ESG goals and values are embedded in our core mission and vision, and we actively take into consideration their expected impact on the sustainability of our business over time and the potential impact of our business on society and the environment, including offsetting or reducing carbon emissions and sound pollution from launches. However, in light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. This could lead to risk of litigation or reputational damage relating to our ESG policies or performance.
Further, our emphasis on ESG issues may not maximize short-term financial results and may yield financial results that conflict with the market’s expectations. We have and may in the future make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our ESG goals, which we believe will improve our financial results over the long-term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our business, financial condition, and operating results could be harmed.
Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.
We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax laws and tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.
Additional Risks Related to Ownership of Our Securities and Operating as a Public Company
The price of our common stock and warrants may be volatile.
The price of our common stock, as well as our warrants, may fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•developments involving our competitors;

•developments involving other companies where our directors, executive officers or significant stockholders have affiliations, even if those developments are not related to our business or those parties’ ties to us;

•changes in laws and regulations affecting our business;
•variations in our operating performance and the performance of its competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, its other public announcements and its filings with the SEC;
•actions by stockholders, including the sale by them of any of their shares of our common stock;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation involving us;

•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt or convertible debt;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.
These market and industry factors may materially reduce the market price of our common stock and Warrants regardless of our operating performance.
We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors (the “Board”) and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Stockholders’ Agreement and future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover our common stock downgrade their rating or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If few analysts cover us, the demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on it regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
We may issue shares of preferred stock or additional shares of common stock, which would dilute the interest of our stockholders and could cause the price of our common stock to decline.

Our certificate of incorporation authorizes us to issue up to 2,000,000,000 shares of common stock and up to 25,000,000 shares of preferred stock.

To raise capital, we may sell common stock, preferred stock, convertible securities or other equity securities in one or more transactions, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by our current stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. In accordance with applicable law, we may also issue common stock or preferred stock for other purposes as our Board deems appropriate. Any such issuance:

•may significantly dilute the equity interest of our then-current stockholders;

•may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such preferred shares are issued with rights senior to those afforded to our common stock; and

•may adversely affect the prevailing market price for our common stock.

Future resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Following the expiration of the applicable lock-ups agreed to by certain of our stockholders in connection with the Business Combination, those stockholders will not be restricted from selling such shares of our common stock, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time following the expiration, lapse or waiver of such lock-ups. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company. We are also subject to more stringent state law requirements. For example, prior to being declared unconstitutional by Los Angeles Super Courts in 2022, SB 826 generally required public companies with principal executive offices in California to have a minimum number of females on the company’s board of directors, and AB 979 generally required public companies with principal executive offices in California to have a minimum number of persons from specified underrepresented communities on the company’s board of directors. It is possible that the State of California could appeal one or both of the prior court decisions. While we will seek to comply with both SB 826 and AB 979 as promptly as practicable to the extent such are laws are in effect, the current composition of our Board does not satisfy the requirements of either SB 826 or AB 979. If either were to remain in effect, we could be fined by the California Secretary of State, with a $100,000 fine for the first violation of each and a $300,000 for each subsequent violation, and our reputation may be adversely affected.
These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

VIL is able to control the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

Under our Stockholders’ Agreement entered into with Vieco 10, VIL assumed the rights of Vieco 10 and Fifteenth Investment Company LLC (“Fifteenth”) became a Voting Party under the Stockholders’ Agreement (the “Stockholders’

Agreement”), except that Fifteenth has the right to designate one designee for election to the Board for as long as Fifteenth continues to own at least 7.5% of the outstanding shares of our common stock. Pursuant to the terms of the Stockholders’ Agreement, we are required to take all necessary action to cause VIL’s specified designees to be nominated to serve on the Board. For so long as VIL holds a majority of our common stock, it will be able to control the composition of the Board, which in turn will be able to control all matters affecting us, subject to the terms of the Stockholders’ Agreement, including:
•any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on the Board, additional or replacement directors;
•any determinations with respect to mergers, business combinations or disposition of assets;
•determination of our management policies;
•our financing policy;
•our compensation and benefit programs and other human resources policy decisions; and
•the payment of dividends on our common stock.

Even if VIL were to control less than a majority of the total outstanding shares of our common stock, it will be able to influence the outcome of corporate actions so long as it owns a significant portion of the total outstanding shares of our common stock. Specifically, under the terms of the Stockholders’ Agreement, for so long as VIL continues to beneficially own at least 25% of the shares of our common stock, in addition to any vote or consent of the stockholders or the Board as required by law, we and our subsidiaries must obtain VIL’s prior written consent to engage in:

•a business combination or similar transaction having a fair market value (“FMV”) of $10.0 million or more;
•a non-ordinary course sale of assets or equity interest having a FMV of $10.0 million or more;
•a non-ordinary course acquisition of any business or assets having a FMV of $10.0 million or more;
•an acquisition of equity interests having a FMV of $10.0 million or more;
•approval of any non-ordinary course investment having a FMV of $10.0 million or more, other than any investment expressly contemplated by our annual operating budget then in effect;
•an issuance or sale of any of our or our subsidiaries’ capital stock, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of our capital stock;
•making any dividends or distribution to our stockholders other than redemptions and those made in connection with the cessation of services of employees;
•incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;
•amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement (the “Registration Rights Agreement”);
•a liquidation or similar transaction;
•transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;
•increasing or decreasing the size of the Board; or
•engaging of any professional advisors for any of the foregoing matters listed above.

Furthermore, for so long as VIL continues to beneficially own at least 10% of the shares of our common stock, in addition to any vote or consent of the stockholders or the Board as required by law, we and our subsidiaries must obtain VIL’s prior written consent to engage in:
•any business combination or similar transaction;

•amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;
•a liquidation or related transaction; or
•an issuance of capital stock in excess of 5% of our or our subsidiaries’ then issued and outstanding shares, other than issuances upon the exercise of options in accordance with their respective terms.

Because the interests of VIL may differ from our interests or the interests of our other stockholders, actions that VIL takes with respect to us may not be favorable to us or our other stockholders.

We are a controlled company within the meaning of the Nasdaq listing standards, and, as a result, qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

VIL and Fifteenth control a majority of the voting power of our common stock. As a result, we are considered a “controlled company” within the meaning of the Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including those that would otherwise require our Board to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our Board by the independent members of our Board. For so long as we qualify as a “controlled company,” we may, at our sole discretion, rely on some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require replacing a number of our directors and will require development of certain other governance-related policies and practices (including adopting written charters for each committee and instituting annual performance evaluations). These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on its personnel, systems and resources.
We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Delaware law and our organizational documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our organizational documents and the Delaware General Corporation Law (“DGCL”) contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, the organizational documents include provisions regarding:
•providing for a classified board of directors with staggered, three-year terms;
•the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•subject to the terms of the Stockholders’ Agreement, the Board will have the exclusive right to expand the size of the Board and to elect directors to fill a vacancy created by the expansion of Board or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the Board;
•once we no longer qualify as a “controlled company” under the Nasdaq listing standards, our stockholders will not be able to act by written consent, which will force stockholder action to be taken at an annual or special meeting of stockholders;
•our certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the limitation of the liability of, and the indemnification of, our directors and officers;
•the ability of the Board to amend the bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;
•advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and
•expansive negative consent rights for VIL, which provide that as long as VIL maintains certain ownership thresholds to appoint a director under the Stockholders’ Agreement, the written consent of VIL is required to enter into certain business combinations or related transactions.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

The provisions of our certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Bylaws or our Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriter for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Our certificate of incorporation limits liability of our non-employee directors, VIL, Fifteenth and the Sponsor and their respective affiliates and representatives’ liability to us for breach of fiduciary duty and could also prevent us from benefiting from corporate opportunities that might otherwise have been available to us.

Our certificate of incorporation provides that, to the fullest extent permitted by law, and other than corporate opportunities that are expressly presented to one of our directors or officers in his or her capacity as such, our non-employee directors, VIL, Fifteenth. and the Sponsor and their respective affiliates and representatives:

•will not have any fiduciary duty to refrain from (i) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which we or any of our subsidiaries now engages or proposes to engage or (ii) competing with us or any of our affiliates, subsidiaries or representatives, on their own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than us or any of our subsidiaries);

• will have no duty to communicate or present such transaction or matter to us or any of our subsidiaries, as the case may be; and

• will not be liable to us or our stockholders or to any of our subsidiaries for beach of any duty (fiduciary, contractual or otherwise) as one of our stockholders or directors by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to us or any of our subsidiaries, affiliates or representatives.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of our common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The warrants are governed by a Warrant Agreement between the Warrant Agent (as defined herein) and Virgin Orbit. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the Warrant Agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.

Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Investors should not rely on outdated financial projections.

In connection with the Business Combination, we disclosed certain projections regarding our potential financial performance in future years. As previously disclosed, these projections were prepared for internal use, capital budgeting and other management purposes, including to capture the initial revenue and profit opportunity of our various solution offerings, were finalized in August 2021 and were not updated to reflect events after that date. Also, as previously disclosed, the projected financial information was not prepared with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP with respect to forward-looking financial information. Readers were cautioned not to rely on the prospective financial information because actual results were likely to differ materially from the prospective financial information, and not to look upon the projections as “guidance” of any sort.

The projected financial information disclosed in connection with the Business Combination is outdated and does not represent the current views of management. Specifically, we received only approximately $180.8 million as a result of the Business Combination, which was less than 50% of the expected potential proceeds from the transaction, due in part to higher than expected redemptions by NextGen Acquisition Corp. II public stockholders and higher than expected expenses in connection with the Business Combination. Accordingly, following the closing of the Business Combination, we had less cash available to execute our development plans and growth strategy. This has limited the pace at which we have been able to make the investments we had planned to expand production and launch capabilities, develop new products and services, and establish the infrastructure to support this growth on the timeframe contemplated by the projections disclosed in connection with the Business Combination. As a result, we expect our actual results for the periods covered by the projections will differ materially from the projected financial information that we prepared in August 2021.

We reiterate our prior caution not to rely on the previously published and now outdated financial projections. We have not undertaken any obligation to publish any financial projections.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Investments in us may be subject to U.S. and non-U.S. foreign investment screening regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing our capital stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” The new CFIUS legislation also imposed mandatory filings for certain investment transactions into U.S. businesses with a nexus to critical technologies.

Moreover, other countries continue to strengthen their own foreign direct investment (“FDI”) screening regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FDI regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FDI regulator reviews one or more proposed or existing investment by investors in us, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS or another FDI regulator may require us to divest some or all of our business operations, impose requirements on the management, control and conduct of our business, or impose limitations or restrictions on, or prohibit, investments by certain investors (including, but not limited to, limits on purchasing our common stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

In particular, as Closing occurred prior to the commencement of the U.K’s new investment screening regime under the NSIA, no approval was required under the NSIA. However, the U.K. Secretary of State has the power to call in transactions for review (including retrospectively in relation to transactions occurring after November 11, 2020) where he or she reasonably suspects that a transaction has given rise or may give rise to a risk to national security. The U.K. Secretary of State has broad powers to make interim and final orders for the purpose of preventing, remedying or mitigating such a national security risk. Any such orders may adversely affect us and can include a requirement that some or all of the business be divested, as well as impose requirements on the management, control and conduct of the business.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Recent Sales of Unregistered Equity Securities

During the three months ended September 30, 2022, the registrant did not make any sales of unregistered equity securities that were not previously reported in a Current Report on Form 8-K.

Item 3. Defaults Upon Senior Securities

None.
Item 4. Mine Safety Disclosures

Not Applicable.
Item 5. Other Information

On November 4, 2022, we sold and issued to VIL the Convertible Note in the principal amount of $25.0 million, which is convertible into shares of our common stock or other Qualified Securities, subject to certain conditions and limitations set forth in the Convertible Note. We sold and issued the Convertible Note pursuant to the Subscription Agreement between us, VIL and our domestic subsidiaries named therein that are jointly and severally guaranteeing our obligations under the Convertible Note. We will use the net proceeds from the Convertible Note for working capital.

The Convertible Note contains customary events of default, bears interest at an annual rate of 6.0% (or 10.0% during the continuance of an event of default under the Convertible Note), payable in cash semi-annually, and has a maturity date of November 4, 2024, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. Subject to any limitations under the rules of Nasdaq Stock Market, the Convertible Note will automatically convert into Qualified Securities (as defined below) at a conversion price equal to the purchase price paid by investors in the relevant Qualified Financing (as defined below) if, prior to the earliest to occur of November 4, 2024, any Fundamental Change Effective Date and the effective date of any Merger Event (each as defined in the Convertible Note), we consummate a bona fide third-party financing of our common stock or securities convertible into or exchangeable for our common stock for gross cash proceeds of at least $50.0 million (excluding any securities purchased by VIL or its affiliates) in one or more related and substantially similar and simultaneous transactions at the same price (a “Qualified Financing” and the securities sold in such Qualified Financing, the “Qualified Securities”). VIL will have the option to convert all or a portion of the Convertible Note in accordance with such terms in a financing by us that would have been a Qualified Financing but for the gross cash proceeds in such financing being less than $50.0 million, with such conversion effected as described above as if such financing were a Qualified Financing. Additionally, on or after October 15, 2024, VIL has the right to convert all or any portion of the Convertible Note into shares of common stock at an initial conversion rate of 345.5425 shares of common stock per $1,000 principal amount of the Convertible Note (subject to adjustments as provided in the Convertible Note, the “Fixed Conversion Rate”). In the event of a Fundamental Change, a Merger Event (each as defined in the Convertible Note) or a redemption of the Convertible Note by us, or if any automatic conversion in connection with a Qualified Financing would be subject to limitations set forth in the relevant rules of Nasdaq Stock Market, VIL has the right to convert the Convertible Note at the Fixed Conversion Rate. Prior to the Maturity Date, we may redeem all or part of the Convertible Note for cash at a redemption price equal to 100% of the principal amount of the Convertible Note to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The Convertible Note contains a covenant that restricts our and the Guarantors’ ability to incur liens on our and the Guarantors’ assets and properties without VIL’s consent. If we undergo a Fundamental Change (as defined in the Convertible Note), then, subject to certain conditions, VIL may require us to repurchase for cash all or any portion of the Convertible Note at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Note to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The Convertible Note was issued to VIL in reliance upon Section 4(a)(2) of the Securities Act, in a transaction not involving any public offering. We relied on this exemption from registration based in part on representations made by VIL in the Subscription Agreement. Any shares of common stock that may be issued upon conversion of the Convertible Note will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by us exclusively with our security holders. Initially, a maximum of 8,638,563 shares of the common stock may be issued upon conversion of the Convertible Note at the Fixed Conversion Rate, subject to adjustment provisions included in the Convertible Note. The Convertible Note is not freely transferable without our written consent in whole or in part until the one-year anniversary of the issuance date unless a default under the Convertible Note has occurred and is continuing. On or after such anniversary, the Convertible Note will be freely transferable in whole or in part by VIL, subject to any restrictions under the Securities Act.

The Subscription Agreement contains customary representations, warranties, and covenants by us and VIL. The representations, warranties and covenants contained in the Subscription Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by us and VIL. We have also agreed in the Subscription Agreement to reimburse VIL for its documented, out-of-pocket expenses incurred in connection with the issuance and sale of the Convertible Note. The foregoing descriptions of the Subscription Agreement and the Convertible Note are each qualified in their entirety by reference to the full text of the Subscription Agreement and Convertible Note, respectively, which are attached to this Quarterly Report on Form 10-Q as Exhibits 4.1 and 10.2 and incorporated herein by reference.

VIL is an affiliate of the Company and maintains expansive approval and other rights with respect to our governance and operational matters, including the right to designate three members of our board of directors and the right to approve several corporate transactions, each as set forth in that certain Stockholders’ Agreement, dated December 29, 2021, by and between us, VIL and the other parties thereto. The full text of the Stockholders’ Agreement is incorporated herein by reference to Exhibit 10.4(a) to our 2021 Annual Report on Form 10-K.

VIL is also party to the Amended and Restated Registration Rights Agreement, dated December 29, 2021, with us and the other parties thereto, which provides VIL and the other stockholders party to the agreement with various customary demand and piggyback registration rights. Pursuant to the terms of the Registration Rights Agreement, any shares of common stock acquired by VIL upon conversion of the Convertible Note will be considered “registrable securities” for purposes of the Registration Rights Agreement. The full text of the Registration Rights Agreement is incorporated herein by reference to Exhibit 10.2(a) to our 2021 Annual Report on Form 10-K. Neither the Stockholders’ Agreement nor the Registration Rights Agreement has been amended in connection with the issuance and sale of the Convertible Note.
Item 6.    Exhibits

Exhibit No.	Description
2.1†
Agreement and Plan of Merger, dated as of August 22, 2021, by and among the Registrant, Pulsar Merger Sub, Inc., and NextGen Acquisition Corp. II (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-259574) filed on September 16, 2021).

3.1	Certificate of Incorporation of Virgin Orbit Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-262326) filed on January 25, 2022).
3.2	Bylaws of Virgin Orbit Holdings, Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022).
4.1*	Convertible Note, dated November 4, 2022, by and between the Registrant, guarantors named therein and Virgin Investments Limited
10.1*#	Amended and Restated Non-Employee Director Compensation Program
10.2*	Subscription Agreement, dated November 4, 2022, by and between the Registrant, guarantors named therein and Virgin Investments Limited
31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
____________
*Filed herewith.
**Furnished herewith.

†Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
#    Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VIRGIN ORBIT HOLDINGS, INC.

Date:	November 8, 2022	By:	/s/ Daniel Hart
		Name:	Daniel Hart
		Title:	Chief Executive Officer
(Principal Executive Officer)

Date:	November 8, 2022	By:	/s/ Brita O’Rear
		Name:	Brita O’Rear
		Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)